Exhibit 10.9

HIGHER ONE HOLDINGS, INC.

SERIES E PREFERRED STOCK

PURCHASE AGREEMENT

July 23, 2008

EXHIBITS

Exhibit A	- Amended Certificate of Incorporation
Exhibit B	- Investor Rights Agreement
Exhibit C	- Form of Opinion of Counsel
Exhibit D	- Non-Disclosure Agreement
Exhibit E	- VCOC Letter
Exhibit F	- Notice to Close

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SERIES E PREFERRED STOCK

PURCHASE AGREEMENT

THIS AGREEMENT dated as of July 23, 2008, among Higher One Holdings, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware (hereinafter referred to as the “Corporation”), Bulldog One, LLC, a Delaware limited liability company (the “Purchaser”), and, solely for purposes of Article III and Article VIII below, Higher One, Inc., a Delaware corporation (“HOI”).

W I T N E S S E T H:

WHEREAS, HOI is primarily engaged in the provision of financial services to institutions of higher education (such activities being hereinafter referred to, collectively, as the “Business”); and

WHEREAS, in order to provide funds for the redemption of certain shares of its outstanding capital stock and for other general corporate purposes, HOI desires to effect the Reorganization (as described herein), following which the Corporation shall issue and sell to the Purchaser up to 5,454,545 shares but no fewer than 2,545,455 shares (hereinafter referred to as the “Senior Shares”) of the Series E Convertible Participating Preferred Stock, $0.001 par value (hereinafter referred to as the “Senior Preferred Stock”), of the Corporation, the proceeds of which shall be used to partially finance the Tender Offer (as described herein); and the Purchaser desires to acquire the Senior Shares upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings assigned to them under this Article I:

“Affiliate” shall mean any person who is a director or officer of the subject referenced or is a person or entity which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the subject referenced; and, for purposes of this Agreement, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a party, whether through the ownership of voting securities, by contract or otherwise.

“Amended Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Corporation in the form of Exhibit A annexed hereto.

“Applicable Law” means any law, regulation, rule, order, statute, code, judgment or decree of any Governmental Authority to which HOI, the Corporation or any of their Subsidiaries is subject.

“BHC Act” shall mean the Bank Holding Company Act of 1956, as amended from time to time, or any successor statute thereto.

“Business” shall have the meaning set forth in the recitals to this Agreement.

“Business Day” shall mean any day excluding Saturday, Sunday and any day which shall be in New York City or Connecticut a legal holiday or a day on which banking institutions are authorized or required by law or other government actions to close.

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Corporation in effect as of the date hereof.

“Closing” shall have the meaning set forth in Section 5.1 hereof.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean the common stock, $0.001 par value, of the Corporation.

“Conversion Shares” shall mean the shares of Common Stock issuable upon conversion of the Senior Shares.

“Corporation” shall have the meaning set forth in the preamble to this Agreement.

“Corporation Obligations” shall have the meaning set forth in Section 8.1 hereof.

“Customers” shall have the meaning set forth in Section 3.12(h) hereof.

“Customer Representatives” shall have the meaning set forth in Section 3.12(h) hereof.

“Debt Financing” shall mean the revolving credit facility from Bank of America, N.A. and one or more other lenders of up to Twenty-Five Million Dollars ($25,000,000) pursuant to a credit agreement reasonably acceptable to the Purchaser and the Corporation.

“Equity Securities” shall have the meaning set forth under Rule 405 (or any successor rule) promulgated by the Commission under the Securities Act.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as from time to time amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as from time to time amended.

“Existing Investor Rights Agreement” shall mean that certain Amended and Restated Investor Rights Agreement, dated as of December 22, 2004, among HOI and the various Persons listed on exhibits thereto.

“FERPA” shall have the meaning set forth in Section 3.12(f) hereof.

“Financial Statements” shall mean: (i) the audited financial statements of HOI as and at December 31, 2007 and for the year then ended; and (ii) the unaudited financial statements of HOI as and at June 30, 2008 and for the six (6) months then ended.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any U.S. federal, provincial, state, local or foreign (i) government, (ii) governmental, regulatory or administrative authority, agency, bureau, commission, attorney general’s office or similar investigative body or (iii) court, tribunal or judicial or arbitral body.

“Guaranty” shall have the meaning set forth in Section 8.1 hereof.

“HOI” shall have the meaning set forth in the preamble to this Agreement.

“HOI Common Stock” shall mean HOI’s common stock, $0.001 par value per share.

“HOI Series A Preferred Stock” shall mean HOI’s Preferred Stock designated as Series A Convertible Preferred Stock.

“HOI Series B Preferred Stock” shall mean HOI’s Preferred Stock designated as Series B Convertible Preferred Stock.

“HOI Series C Preferred Stock” shall mean HOI’s Preferred Stock designated as Series C Convertible Preferred Stock.

“HOI Series C-1 Preferred Stock” shall mean HOI’s Preferred Stock designated as Series C-1 Convertible Preferred Stock.

“HOI Series D Preferred Stock” shall mean HOI’s Preferred Stock designated as Series D Convertible Preferred Stock.

“HOI Stock Plan” shall have the meaning set forth in Section 3.4(b) hereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” shall mean patents, trademarks, tradenames, service marks, copyrights (whether registered or unregistered), and any applications therefor, technology, know-how, trade secrets, processes, software programs or applications and all other intellectual property, tangible or intangible proprietary information or material.

“Investor Rights Agreement” shall mean the Investor Rights Agreement among the Corporation, the Purchaser and certain holders of the outstanding shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock (in each case following the consummation of the Reorganization) in the form of Exhibit B annexed hereto.

“Lien” shall mean any mortgage, deed of trust, security interest, pledge, lien, or other charge or encumbrance of any nature except: (i) liens for taxes, assessments, or governmental charges or levies not yet due and delinquent, (ii) liens consisting of zoning or planning restrictions, easements, permits, any other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Corporation or its Subsidiaries, (iii) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due and delinquent, and (iv) as expressly set forth in the Financial Statements.

“Material Adverse Effect” shall mean a material adverse effect on: (x) the business, properties, operations, income, assets or condition, financial or otherwise, of HOI (or following the Reorganization, the Corporation) and its Subsidiaries, taken as a whole, or (y) the ability of the Corporation or HOI to perform, or the Purchaser to enforce, any material obligation or liability under the Principal Documents, or any of them.

“Maximum Issuance” shall have the meaning set forth in Section 2.1 hereof.

“Merger Sub” shall mean Higher One Merger Sub, Inc., a Delaware corporation.

“Minimum Issuance” shall have the meaning set forth in Section 2.1 hereof.

“Most Recent Financial Statements” shall have the meaning set forth in Section 3.5(a) hereof.

“Non-Disclosure Agreement” shall have the meaning set forth in Section 3.10(c) hereof.

“Notice to Close” shall have the meaning set forth in Section 5.1 hereof.

“Offer to Purchase” shall have the meaning set forth in Section 3.5(c)(i) hereof.

“Person” shall mean an individual, a corporation, a partnership, a trust, an unincorporated organization, a government or any department, agency or political subdivision thereof, and a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Preferred Stock” shall mean shares of the preferred stock, $0.001 par value, of the Corporation, including, without limitation, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock, the Series D Preferred Stock and the Senior Preferred Stock.

“Principal Documents” shall mean this Agreement, the Amended Certificate of Incorporation and the Investor Rights Agreement.

“Purchase Price” shall have the meaning set forth in Section 2.2 hereof.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Reorganization” shall mean the merger of Merger Sub with and into HOI, at which time the separate corporate existence of Merger Sub shall cease and HOI shall continue as the surviving corporation and a direct wholly-owned subsidiary of the Corporation.

“Representative” of a Person means any officer, trustee, director, Affiliate, employee, investment banker, financial advisor, financing source, attorney, accountant, consultant, broker, finder or other agent or representative of such Person.

“Securities” shall mean the Senior Shares and the Conversion Shares.

“Securities Act” shall mean the Securities Act of 1933, as from time to time amended.

“Senior Preferred Stock” shall have the meaning set forth in the recitals to this Agreement.

“Senior Shares” shall have the meaning set forth in the recitals to this Agreement.

“Series A Preferred Stock” shall mean the Corporation’s Preferred Stock designated as Series A Convertible Preferred Stock.

“Series B Preferred Stock” shall mean the Corporation’s Preferred Stock designated as Series B Convertible Preferred Stock.

“Series C Preferred Stock” shall mean the Corporation’s Preferred Stock designated as Series C Convertible Preferred Stock.

“Series C-1 Preferred Stock” shall mean the Corporation’s Preferred Stock designated as Series C-1 Convertible Preferred Stock.

“Series D Preferred Stock” shall mean the Corporation’s Preferred Stock designated as Series D Convertible Preferred Stock.

“Subsidiary” shall mean: (x) any present or future corporation at least a majority of the outstanding Voting Stock of which shall at the time be owned directly or indirectly, through Subsidiaries, by the Corporation or HOI, or which is otherwise controlled by the Corporation or HOI, as the case may be, and (y) any partnership, association, joint venture or other entity in which the Corporation or HOI, directly or indirectly, through Subsidiaries, has a 50% or more equity interest at the time or which is otherwise controlled by the Corporation or HOI, as the case may be.

“Tender Offer” shall mean the tender offer commenced on July 10, 2008 by HOI for (i) the shares of outstanding capital stock of HOI and (ii) securities of HOI that are exercisable for shares of outstanding capital stock of HOI for a purchase price consisting of cash consideration set forth in the terms of the Offer to Purchase.

“VCOC Letter” shall have the meaning set forth in Section 6.7 hereof.

“Voting Stock” shall mean Equity Securities of any class or classes, however designated, having ordinary voting power for the election of the members of the board of directors or other governing body of the subject entity.

ARTICLE II

ISSUANCE AND SALE OF SECURITIES

2.1 Issuance and Sale of Securities.

Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties and covenants herein contained, the Corporation hereby agrees to issue, sell and deliver to the Purchaser, effective at the Closing, the aggregate number of Senior Shares set forth in the Notice to Close (as such term is defined below), free and clear of all Liens, and the Purchaser hereby agrees to purchase, acquire and accept from the Corporation such Senior Shares, free and clear of all Liens. The maximum aggregate number of Senior Shares that the Corporation may issue hereunder to the Purchaser shall be 5,454,545 Senior Shares (the “Maximum Issuance”), and the minimum aggregate number of Senior Shares that the Corporation may issue hereunder to the Purchaser shall be 2,545,455 Senior Shares (the “Minimum Issuance”).

2.2 Purchase Price.

The purchase price (herein referred to as the “Purchase Price”) to be paid by the Purchaser for the Senior Shares to be acquired hereunder shall be $13.75 per share. At the Closing, the Purchaser shall deliver to the Corporation the amount of its aggregate Purchase Price by wire transfer of funds to such account of the Corporation as shall have been specified in writing by the Corporation at least two (2) Business Days prior to the Closing (or, with the Corporation’s prior consent, by check payable to the order of the Corporation).

2.3 Issue Taxes.

The Corporation shall pay the stamp or similar taxes and governmental fees in connection with: (a) the issuance, sale, or delivery by the Corporation to the Purchaser of the Securities and (b) the execution and delivery of this Agreement and any other documents or instruments executed and delivered at the Closing. The Corporation shall hold the Purchaser harmless, without limitation as to time, against any and all liabilities with respect to any such taxes and fees. The obligations under this Section 2.3 shall survive the Closing, any transfer of the Securities, or any of them, and the termination of this Agreement.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF THE CORPORATION AND HOI

The Corporation and HOI hereby jointly and severally represent and warrant to the Purchaser that (except as set forth in any schedule thereto specifically hereinafter referenced):

3.1 Organization, Good Standing and Qualification.

The Corporation, HOI and each of their Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has all requisite power and authority to carry on its business as now conducted and proposed to be conducted, to own or hold under lease the assets and properties which it owns or holds under lease and to perform all its obligations under the agreements to which it is a party, including, without limitation, this Agreement. The Corporation, HOI and each of their Subsidiaries is qualified as a foreign corporation and is in good standing in each other jurisdiction wherein the failure so to qualify would have a Material Adverse Effect. The Corporation and HOI have provided to the Purchaser complete and correct copies of the respective certificate of incorporation and by-laws in effect for each party as of the date hereof.

3.2 Authorization.

The execution and delivery by the Corporation and HOI of the Principal Documents, and each of them, the performance by the Corporation and HOI of their respective covenants and agreements under the Principal Documents, and each of them, and the consummation by the Corporation and HOI of the transactions contemplated by the Principal Documents, and each of them, have been duly authorized by all necessary corporate action. When executed and delivered by the Corporation and HOI, the Principal Documents, and each of them, shall constitute the valid and legally binding obligations of the Corporation and HOI, as applicable, enforceable against the Corporation and HOI in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

3.3 Conflicts.

Neither the execution and delivery of the Principal Documents, nor any of them, nor the consummation of the transactions contemplated in the Principal Documents, nor any of them, will violate any provision of the Certificate of Incorporation or by-laws of the Corporation or HOI or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government, or governmental agency or instrumentality, domestic or foreign, binding upon the Corporation or HOI, or conflict with or result in any breach of or event of termination under any of the terms of, or the creation or imposition of any Lien pursuant to the terms of any contract or agreement to which the Corporation or HOI or any of their Subsidiaries is a party or by which the Corporation or HOI or their Subsidiaries or any of their respective properties or assets is bound.

3.4 Capitalization.

(a) Upon filing of the Amended Certificate of Incorporation in accordance with the General Corporation Law of the State of Delaware and immediately prior to the Closing, the authorized capital stock of the Corporation will consist of 30,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, of which 1,012,314 shares will be designated as Series A Preferred Stock, 1,622,078 shares will be designated as Series B Preferred Stock, 4,315,216 shares will be designated as Series C Preferred Stock, 3,250,000 shares will be designated as Series C-1

Preferred Stock, 3,999,999 shares will be designated as Series D Preferred Stock, and up to 5,454,545 shares will be designated as Senior Preferred Stock. As of the date hereof, 4,783,677 shares of HOI Common Stock, 1,012,314 shares of HOI Series A Preferred Stock, 1,622,078 shares of HOI Series B Preferred Stock, 4,276,216 shares of HOI Series C Preferred Stock, 3,249,795 shares of HOI Series C-1 Preferred Stock and 3,994,886 shares of HOI Series D Preferred Stock are issued and outstanding, 100 shares of Common Stock are issued and outstanding and no shares of Preferred Stock are issued and outstanding. No other shares of capital stock of HOI or the Corporation are issued and outstanding. All of the outstanding shares of capital stock of the Corporation, HOI and each of their Subsidiaries have been duly authorized, validly issued, are fully-paid and non-assessable and were issued in compliance with all applicable federal and state securities laws and were not issued in violation of, or subject to, any preemptive, subscription or similar rights of any other Person; the Senior Shares, when issued and delivered in accordance with the terms of this Agreement, will be issued in compliance with all applicable federal and state securities laws and will be duly authorized, validly issued, fully-paid and non-assessable shares of Preferred Stock, and the Conversion Shares, when issued and delivered in accordance with the terms of the Amended Certificate of Incorporation, will be issued in compliance with all applicable federal and state securities laws and will be validly issued, fully-paid and non-assessable shares of Common Stock, in each case free and clear of any Lien, except as expressly set forth in the Investor Rights Agreement. Neither the Corporation nor HOI holds any shares of its capital stock as treasury shares. The Corporation or HOI, as applicable, has duly reserved for issuance (i) the Senior Shares, (ii) from the authorized but unissued Common Stock, such number of shares thereof as is sufficient for issuance upon conversion of the Senior Shares and (iii) from the authorized but unissued Common Stock, such number of shares thereof as is sufficient for issuance upon conversion of all other shares of Preferred Stock to be issued in connection with the Reorganization and that will be outstanding as of the date of the Closing or the conversion, exercise or exchange of any other instruments, rights or securities set forth on Schedule 3.4(a) that are convertible into or exercisable or exchangeable for any shares of HOI Common Stock or Common Stock. There are no preemptive rights or rights of first refusal with respect to any shares of the capital stock of the Corporation or HOI, including, without limitation, the Securities, or any of them, except as expressly set forth in the Existing Investor Rights Agreement.

(b) Except as set forth on Schedule 3.4(b), (i) there are no outstanding shares of capital stock or other securities convertible into or exercisable or exchangeable for any shares of the capital stock of the Corporation, HOI or any of their Subsidiaries, (ii) there are no outstanding or authorized options, warrants, put rights, call rights, purchase rights, subscription rights, conversion rights, exchange rights, stock appreciation rights, phantom stock rights or other rights (contingent or other) that could require any of the Corporation, HOI or their Subsidiaries to issue, sell, transfer or otherwise dispose of any of their capital stock, other than 2,461,490 shares of HOI Common Stock options to purchase shares of HOI Common Stock granted to employees, consultants, officers and directors of HOI pursuant to HOI’s 2000 Stock Plan, as amended (the “HOI Stock Plan”), (iii) there are no outstanding commitments of any of the Corporation, HOI or any of their Subsidiaries to issue any shares, warrants, options or other such rights, (iv) none of the Corporation, HOI or any of their Subsidiaries has any contingent or other obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof (other than as contemplated by this Agreement and the Tender Offer), (v) other than as set forth in the Existing Investor Rights Agreement, the issuance, sale and delivery of the Senior Shares issuable under this Agreement are not subject to any preemptive rights, rights of first refusal or other similar right in favor of any Person and (vi) none of the Corporation, HOI or any of their Subsidiaries is subject to any obligation (contingent or otherwise) to register any shares of its capital stock pursuant to the Securities Act or otherwise or to any obligation to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options to purchase capital stock of the Corporation or HOI. No event has occurred prior to the date hereof which, subsequent to the date hereof, will cause any adjustment in any conversion or exercise price or ratio with respect to any securities of the Corporation or HOI pursuant to any anti-dilution provisions thereunder, nor as a result of any such event will the number of any Equity Securities of the Corporation or HOI issuable upon such conversion or such exercise, as the case may be, be subject to adjustment. No such conversion or exercise price or ratio will be subject to adjustment as a consequence of the transactions contemplated by the Principal Documents nor, as a consequence of such consummation, will the number of shares of any Equity Securities of the Corporation or HOI issuable upon such conversion or such exercise, as the case may be, be subject to adjustment. There are no contracts, agreements, arrangements (written or oral) or other documents to which the Corporation or HOI is a party regulating or controlling or otherwise affecting the voting or disposition of any shares of stock of the Corporation or HOI, or the management thereof, except as set forth on Schedule 3.4(b). Except as provided in the Existing Investor Rights Agreement, and on Schedule 3.4(b), neither the Corporation nor HOI has extended any demand or incidental registration rights under the Securities Act.

(c) Schedule 3.4(c) sets forth the name and number of outstanding shares of capital stock of each Subsidiary of the Corporation and of HOI. All of the outstanding shares of capital stock of each Subsidiary of the Corporation and HOI are beneficially owned by the Corporation or HOI, as the case may be, directly or indirectly, and all such shares have been validly issued, are fully paid and non-assessable and are free and clear of all Liens. Except as indicated on Schedule 3.4(c), none of the Corporation, HOI or any of their Subsidiaries owns any capital stock, membership interests, security or other interest in any other Person, and none of the Corporation, HOI or any of their Subsidiaries has any written or oral understanding or agreement to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.5 Financial Statements.

(a) Attached as Schedule 3.5(a) are true and complete copies of the Most Recent Financial Statements. True and complete copies of the other Financial Statements have been previously provided to the Purchaser. The Financial Statements have been prepared in conformity with GAAP throughout the periods to which such financial statements relate. The Financial Statements fairly in all material respects present, in conformity with such principles as so utilized, the financial position and results of operations of HOI and its Subsidiaries, and the changes in its cash flows, at the dates shown and for the periods therein specified. The balance sheets constituting a part of the Financial Statements fairly in all material respects present all liabilities of HOI and its Subsidiaries of the types reflected in balance sheets in accordance with GAAP as and at the dates thereof. Other than year-end adjustments on a basis comparable with past periods (in the case of the Financial Statements as and at June 30, 2008 and for the six (6) months then ended (the “Most Recent Financial Statements”)), all adjustments necessary to present fairly in all material respects the financial position and results of operations of the HOI and its Subsidiaries, and the changes in its cash flows, for such periods have been included in the Financial Statements.

(b) Except to the extent disclosed in the Financial Statements or for the contingent liabilities set forth on Schedule 3.7 hereinafter referenced or liabilities arising in the ordinary course of business, none of the Corporation, HOI or any of their Subsidiaries has any material liabilities, whether accrued, absolute, contingent, or otherwise, whether due or to become due and whether the amount thereof is readily ascertainable or not.

(c) Subsequent to the date of the Most Recent Financial Statements, none of the Corporation, HOI or their Subsidiaries has:

(i) declared, set aside or made any payment or distribution upon any capital stock or, directly or indirectly, purchased, redeemed or otherwise acquired or disposed of any shares of capital stock, except as described in the Offer to Purchase of HOI, dated July 10, 2008 (the “Offer to Purchase”);

(ii) incurred any material liability or obligation under agreements or otherwise, except as described in the Offer to Purchase, and current liabilities entered into or incurred in the ordinary course of business consistent with past practice; issued any Equity Securities or rights with respect to Equity Securities, other than the grant of options and warrants in the ordinary course of business; issued any notes or other corporate debt securities or paid or discharged the principal amount of any outstanding indebtedness, except in the ordinary course of business consistent with past practice; or mortgaged, pledged or subjected to any Lien any of its material assets or properties;

(iii) entered into any transaction other than in the ordinary course of business consistent with past practice, except as described in the Offer to Purchase, and the execution and performance of this Agreement and the transactions contemplated hereby; or

(iv) suffered any material damage, destruction, lapse or loss to any of its assets, rights or properties (whether or not covered by insurance).

(d) Since January 1, 2008, neither the Corporation nor HOI has suffered any material adverse change which constituted a Material Adverse Effect and there has been no condition, development or contingency which may, individually or in the aggregate, reasonably be expected to result in any Material Adverse Effect.

3.6 Taxes.

HOI and its Subsidiaries have filed or caused to be filed all federal, state, municipal and other tax returns, reports and declarations required to be filed by them in a timely fashion, and have paid or shall pay all taxes which have or shall become due with respect to the periods covered by said returns or pursuant to any assessment received by them in connection therewith (except where the failure to so file or pay would not have a Material Adverse Effect or unless any such taxes or assessments are being contested in good faith). All assessments and charges (including penalties and interest, if any) related to periods ended on or before December 31, 2007 have been or will be paid by HOI and its Subsidiaries, including any necessary adjustments with state and local tax authorities, and neither HOI nor any of its Subsidiaries has been advised of any deficiency in payment of any taxes for any period which remains unsettled at the date hereof. HOI and its Subsidiaries have withheld or collected from each payment made to its employees the amount of all taxes required to be withheld or collected therefrom and has paid all such amounts to the appropriate taxing authorities when due.

3.7 Title; Credit Arrangements; Defaults.

Except as set forth on Schedule 3.7, HOI and its Subsidiaries, respectively, have good, valid, and marketable title to the assets, rights and properties which they own, in each case, free and clear of all Liens; and, without limiting the foregoing, have good, valid and marketable title to all of the assets, rights and properties shown on the balance sheet included in the Most Recent Financial Statements, except for such assets disposed of in the ordinary course of business consistent with past practice since that date, in each case, free and clear of all Liens. HOI and its Subsidiaries lease or own all properties and assets necessary for the operation in all material respects of the Business as currently conducted. Set forth in Schedule 3.7 is a list of all contracts, agreements, mortgages, arrangements (written or oral), and other documents to which the Corporation, HOI or any of their Subsidiaries is a party or by which the Corporation, HOI, any of their Subsidiaries, or any of their respective assets or properties is or may be bound, with respect to obligations of the Corporation, HOI or their Subsidiaries for borrowed money or guaranties therefor, or any other obligation entailing payments in excess of $100,000 per annum, or guaranties therefor, or any restriction on the repayment of indebtedness incurred or on the payment of dividends on any securities of the Corporation, HOI or any of their Subsidiaries. Except as set forth on Schedule 3.7, no event has occurred, or, to the knowledge of HOI, is alleged to have occurred, which constitutes or with lapse of time or giving of notice or both, would constitute a material default by the Corporation, HOI or any of their Subsidiaries or, to the knowledge of HOI, any other party or a basis for a claim of force majeure or other claim of excusable delay or non-performance under any of the foregoing; and no such event has occurred, or is alleged to have occurred, under any other contract, agreement, license, lease, or other document to which the Corporation, HOI or any of their Subsidiaries is a party, which would have a Material Adverse Effect.

3.8 Employee Benefit Plans.

Except as set forth on Schedule 3.8, HOI and its Subsidiaries are not and have not been obligated under, and their respective employees do not participate and have not participated in, any pension, profit-sharing, bonus, incentive, welfare, or other employee benefit plans within the meaning of Section 3(3) of ERISA. Neither HOI nor any of its Subsidiaries are or have been obligated under any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

3.9 Insurance.

HOI and its Subsidiaries maintain insurance policies covering all of their respective material assets and properties, and in each case the various types of material risks which may arise in connection with the operation of the Business. Such policies are in full force and effect, all premiums due thereon have been paid, and HOI and its Subsidiaries have complied in all material respects with the provisions of such policies. Such insurance is of substantially comparable amounts and coverage as that which companies engaged in similar businesses customarily maintain in accordance with good business practice.

3.10 Intellectual Property.

(a) Schedule 3.10(a) sets forth all material Intellectual Property registrations or applications owned by HOI and its Subsidiaries.

(b) HOI and its Subsidiaries own, or are licensed or have the rights necessary to use, all Intellectual Property currently used in the Business. To HOI’s knowledge, the Intellectual Property currently used by HOI and its Subsidiaries in the Business and the operation of the Business does not infringe any patent, copyright or trademark rights of any third party in any material respect. To HOI’s knowledge, there is no unauthorized use, infringement or misappropriation by any third party of any of the Intellectual Property owned by HOI or any of its Subsidiaries.

(c) HOI has taken all reasonable measures to protect and preserve the security, confidentiality and value of its Intellectual Property, systems and networks (and the data processed thereby or stored therein). All employees, officers and consultants of HOI have executed or will execute an agreement substantially in the form of Exhibit D attached hereto with respect to the confidentiality of HOI’s proprietary and confidential information, the assignment to HOI of any and all rights each employee might have or acquire with respect to technology, inventions, developments, etc., developed in connection with their employment with HOI, and certain non-competition and non-solicitation covenants (the “Non-Disclosure Agreement”). Except as set forth on Schedule 3.10(c), no employee or consultant of HOI has excluded works or inventions made prior to his or her employment or consulting relationship with HOI from his or her assignment of inventions pursuant to such Person’s Non-Disclosure Agreement. To HOI’s knowledge, all trade secrets and other confidential information of HOI and its Subsidiaries are presently valid and protectable and are not part of the public domain or knowledge, nor have they been used, divulged or appropriated for the benefit of any Person other than HOI and its Subsidiaries or otherwise to the detriment of HOI and its Subsidiaries. HOI and its Subsidiaries are the exclusive owner of all rights, title and interests in the Intellectual Property purported to be owned by HOI or its Subsidiaries, free and clear of all Liens and, to HOI’s knowledge, adverse ownership claims, and such Intellectual Property is valid and in full force and effect. Neither HOI nor its Subsidiaries have received notice of, and there are no claims pending or, to HOI’s knowledge, threatened that the Intellectual Property owned or licensed by HOI or its Subsidiaries, or that the use or ownership thereof by HOI or its Subsidiaries, infringes, violates or conflicts with any such right of any third party or are invalid or unenforceable.

(d) No third party has claimed in writing or, to the knowledge of HOI, has reason to claim that HOI or any of its Subsidiaries, or to the knowledge of HOI, any Person employed by or affiliated with HOI or its Subsidiaries has (i) violated or may be violating any of the terms or conditions of his or her employment, non-competition, non-disclosure or inventions agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from HOI or its Subsidiaries which suggests that such a claim might be contemplated. To the knowledge of HOI, no Person employed by or affiliated with HOI or its Subsidiaries has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and no Person employed by or affiliated with HOI or any of its Subsidiaries has violated any confidential relationship which such Person may have had with any third party in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of HOI or such Subsidiary, and HOI has no reason to believe there will be any such employment or violation. To HOI’s knowledge, none of the execution or delivery of this Agreement or any of the Principal Documents, or the carrying on of the Business as officers, employees or agents by any officer, director or key employee of HOI or any its Subsidiaries, or the conduct or proposed conduct of the Business, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any non-competition, non-disclosure or inventions agreement under which any such Person is obligated.

3.11 Disputes and Litigation.

Except as set forth on Schedule 3.11, there is no action, suit, proceeding, or claim, pending or, to HOI’s knowledge, threatened, and no investigation by any court or government or governmental agency or instrumentality, domestic or foreign, pending or, to HOI’s knowledge, threatened, against HOI or the Corporation or any of their Subsidiaries before any court, government or governmental agency or instrumentality, domestic or foreign, nor is there any outstanding order, writ, judgment, stipulation, injunction, decree, determination, award, or other order of any court or government or governmental agency or instrumentality, domestic or foreign, against HOI, the Corporation or any of their Subsidiaries which, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.11, there is no action, suit, proceeding, claim or investigation by HOI or any of its Subsidiaries currently pending, or that HOI or any of its Subsidiaries currently intends to initiate, that reasonably could be expected in the aggregate to have a value or losses in excess of $100,000. Neither HOI nor any of its Subsidiaries are in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency, which, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

3.12 Compliance With Law; Licenses; Franchises.

(a) HOI is not, and is not directly or indirectly controlled by or acting on behalf of any party which is, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(b) HOI and its Subsidiaries have (or have made timely application for) all franchises, licenses, permits and other governmental and non-governmental approvals necessary to enable it to carry on the Business as currently conducted. All such franchises, licenses, permits, and governmental and other approvals are in full force and effect in all material respects, there has been no material default or breach thereunder, and there is no material pending or, to HOI’s knowledge, threatened proceeding under which any may be revoked, terminated or suspended. The execution and delivery of this Agreement, and the consummation of the transactions contemplated by the Principal Documents, will not conflict with, contravene or terminate any such franchises, licenses, permits or governmental or other approvals. Neither HOI nor any of its Subsidiaries has violated or, to HOI’s knowledge, are alleged to have violated, in any material respect, any law, rule, regulation, judgment, stipulation, injunction, decree, determination, award or other order of any government, or governmental agency or instrumentality, domestic or foreign, binding upon HOI or its Subsidiaries.

(c) Neither HOI nor any of its Subsidiaries: (i) has filed any notice under any federal, state or local law, or regulation, indicating past or present treatment, storage or disposal or a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or other substance into the environment, or (ii) has any liability, contingent or otherwise, under any such law or regulation in connection with any release by HOI or any of its Subsidiaries of any hazardous or toxic waste, substance or constituent, or other substance into the environment, or the placement by HOI or any of its Subsidiaries of any hazardous or toxic waste, substance or constituent, or other substance on property, now or formerly owned or leased by HOI or its Subsidiaries.

(d) Neither HOI nor any of its Subsidiaries is a “depository institution” as defined under the Federal Deposit Insurance Reform Act of 2005, or is deemed or considered a “bank” or a “bank holding company” subject to regulation under the BHC Act, or, to the knowledge of HOI, is otherwise subject to charter, examination, regulation or supervision under or by the BHC Act, the Federal Reserve, the Office of Thrift Supervision of the U.S. Department of the Treasury, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency of the U.S. Department of the Treasury or any other similar state or federal law, regulation or entity concerning the charter, regulation, examination or supervision of savings institutions, banks and/or banking operations generally, except that HOI is subject to indirect regulation or examination under the BHC Act or by one or more of the foregoing agencies as a bank services provider or deposit broker.

(e) HOI and its Subsidiaries have conducted the Business in accordance, in all material respects, with applicable laws and regulations. There is no pending or, to HOI’s knowledge, threatened claim by any education agency or other entity that administers any student financial aid program that HOI or any of its Subsidiaries has failed to comply with any requirement of any student financial aid program.

(f) HOI has been and is in compliance in all material respects with the Family Educational Rights and Privacy Act, 20 U.S.C. § 1232g, and its implementing regulations (“FERPA”) and all similar laws to which HOI is directly or indirectly subject. No government agency, including but not limited to the U.S. Department of Education, and no postsecondary education institution with which HOI has a contract has terminated, has given notice of its intention to terminate, or, to the knowledge of HOI, been instructed to terminate HOI’s access to personally identifiable information from education records.

(g) To the extent that HOI’s contracts with postsecondary education institutions include or have included revenue-sharing arrangements, such arrangements have not, to HOI’s knowledge, been alleged to have violated, any law, rule, regulation, judgment, stipulation, injunction, decree, determination, award or other order of any government, or governmental agency or instrumentality, domestic or foreign, or any code of conduct or settlement agreement binding upon HOI or any postsecondary education institution with which HOI has a contract, which violation, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

(h) Neither HOI, nor to HOI’s knowledge, any director, officer, stockholder or employee of HOI, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly: (i) offered, paid or received anything of value (other than meals and HOI promotional items, in each case valued under $100 and only to the extent permitted by

Applicable Law), in cash or in kind, to or from, or made any financial arrangements with any agents, officers, trustees, directors, employees or Affiliates (collectively, the “Customer Representatives”) of any past, present or potential customers (collectively, “Customers”) in exchange for business or payments from Customers; (ii) given or agreed to give, received or agreed to receive, or is aware that there has been made or that there may have been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) over $100 to any Customer Representative in exchange for business or payments from Customers; (iii) paid or given anything of value to any student of a Customer in consideration of the student’s services in marketing HOI’s products and services to other students, except for bona fide wages paid in the ordinary course of business consistent with industry practice to any such student who is or was an employee of HOI; (iv) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any Customer where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under any Applicable Law; (v) intentionally established or maintained any unrecorded fund or asset for any improper purpose or intentionally made any misleading, false, or artificial entries on any of its books or records for any reason; or (vi ) made any payment for or agreed to make any payment for any goods, services, or property in excess of fair market value in violation of any Applicable Law.

3.13 Related-Party Transactions.

Except as set forth on Schedule 3.13, no employee, officer, or director of HOI or its Subsidiaries, or member of his or her immediate family or a related entity is indebted to HOI or any of its Subsidiaries, nor is HOI or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them. To HOI’s knowledge, except as disclosed on Schedule 3.13 attached hereto, none of such individuals has any direct or indirect ownership interest in any firm or corporation with which HOI or its Subsidiaries is affiliated or with which HOI or its Subsidiaries has a business relationship, or any firm or corporation that substantially competes with HOI or any of its Subsidiaries, except that employees, officers, or directors of HOI and its Subsidiaries and members of their immediate families may own stock in publicly traded companies that may compete or do business with HOI or its Subsidiaries. Except as set forth on Schedule 3.13, no director or officer of HOI or any of its Subsidiaries and no member of the immediate family of any officer or director of HOI or any of its Subsidiaries is directly or indirectly interested in any material contract with HOI or any of its Subsidiaries.

3.14 Use of Proceeds.

The Corporation shall apply the proceeds from the sale of the Senior Shares for redemption of Equity Securities of the Corporation, capital expenditures, general corporate expenses and working capital of the Corporation and its Subsidiaries.

3.15 Private Placement.

Neither the Corporation or HOI nor anyone acting on their behalf has directly or indirectly offered any securities for sale to, or solicited any offer to buy any of the same from, anyone so as to bring the offer, sale, issuance and/or delivery of the Securities, or any of them, within the registration requirements of the Securities Act. Assuming the truth, accuracy and completeness of the Purchaser’s representations contained in Article IV hereof, neither the offer, sale, issuance and/or delivery of the Securities, nor any of them, hereunder will result in any contravention of any applicable federal or state securities laws, and will not require any approval or consent of any governmental authority, commission or agency, other than as required by the HSR Act.

3.16 Material Contracts and Obligations.

Schedule 3.16 sets forth a list of all material agreements or commitments of any nature (whether written or oral) to which the Corporation, HOI or any of their Subsidiaries is a party or by which any of them is bound, including without limitation (a) any agreement which requires future expenditures by the Corporation, HOI or any of their Subsidiaries in excess of $100,000 or which might result in payments to the Corporation, HOI or any of their Subsidiaries in excess of $100,000, (b) any employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, other than stock option agreements entered into pursuant to the HOI Stock Plan, none of which deviates in any material respect from the form of stock option agreement previously provided to the Purchaser, (c) any distributor, sales representative or similar agreement or material Intellectual Property agreement, (d) any agreement with any current or former stockholder, officer or director of the Corporation, HOI or any of their Subsidiaries, or any “affiliate” or “associate” of such Persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such Person, (e) any agreement under which the Corporation, HOI or any of their Subsidiaries is restricted from carrying on any business anywhere in the world, (f) any agreement relating to indebtedness for borrowed money, (g) any agreement for the disposition or license of a material portion of the Corporation’s or HOI’s or any of their Subsidiaries’ assets, rights or properties (other than for the sale of inventory or the license of products in the ordinary course of business consistent with past practice), (h) any agreement for the acquisition of the business or securities or other ownership interests of another party or (i) any other agreement that is material to the operations, business or finances of the Corporation, HOI or any of their Subsidiaries. HOI has made available to the Purchaser by posting in the online data room copies of the foregoing agreements (or an accurate summary of any oral agreement). All of such agreements and contracts are valid, binding and in full force and effect. None of the Corporation, HOI or any of their Subsidiaries, nor, to HOI’s knowledge, any other party thereto, is or is alleged to be in default of any of its obligations under any of the agreements or contracts listed on Schedule 3.16, in a manner which could have a Material Adverse Effect.

3.17 Disclosure.

No representation or warranty made by the Corporation or HOI under any provisions of the Principal Documents, or any of them, and none of the information furnished by the Corporation and HOI set forth herein, in the exhibits or schedules hereto or in any document delivered to the Purchaser, or any authorized representative of the Purchaser, pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

3.18 Access to Information and Records Prior to the Closing.

During the period commencing on the date hereof and ending at the Closing, each of HOI and the Corporation shall use all reasonable efforts to (i) afford to the Purchaser and its Representatives, upon reasonable written request and notice, reasonable access during normal business hours and at the Purchaser’s expense to the assets, premises, personnel, books and records of each of the Corporation, HOI and their Subsidiaries, provided such access shall not unreasonably interfere with the conduct of the Business, and (ii) furnish to the Purchaser such financial and operating data and other information with respect to each of the Corporation, HOI and their Subsidiaries as the Purchaser from time to time may reasonably request.

3.19 Regulatory Issues.

From and after the date hereof, each of the Corporation and HOI shall: (i) afford the Purchaser the opportunity to review and comment on any proposed filing, submission or other material written communication by the Corporation or HOI with any Governmental Authority (excluding, for purposes of this Section 3.19 only, any state or local sponsored Customer, and communications in the ordinary course of business consistent with past practice with Governmental Authorities regarding tax, business registration, “suspicious transactions” (within the meaning of 31 U.S.C. 5318(g)) and consumer complaints), provided that the Corporation and HOI may deny the Purchaser access to any such proposed filings, submissions or other communications to the extent sharing them would act to waive any attorney-client or work product privilege; (ii) as soon as reasonably practicable, notify and provide a copy to the Purchaser of any material written communication (A) received by the Corporation or HOI or its Representatives from any Governmental Authority or (B) filed, submitted or otherwise transferred by the Corporation or HOI with or to any Governmental Authority; (iii) give the Purchaser prior notice of any meeting or, to the extent reasonably practicable, substantive conversation involving (A) the Corporation or HOI or their Representatives and (B) a Governmental Authority; and (iv) to the extent permitted by the Governmental Authority, give the Purchaser a prompt written description in reasonable detail of the matters discussed at any meeting involving (A) the Corporation or HOI or their Representatives and (B) a Governmental Authority; in each case, relating to the compliance by the Corporation, HOI or their Subsidiaries or any of their officers, employees, or the Business with any Applicable Laws, or the investigation or inquiry of the Corporation, HOI or their Subsidiaries, or any of their officers or employees, or the Business by any Governmental Authority.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

The Purchaser hereby represents, warrants and covenants to the Corporation that:

4.1 Formation.

The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has full power and authority to acquire and hold the Senior Shares hereunder, and the Conversion Shares into which such Senior Shares are convertible or exercisable.

4.2 Authorization.

The Purchaser has full capacity, power and authority to enter into and perform this Agreement, and all action necessary to authorize the execution, delivery and performance of this Agreement by the Purchaser has been taken. This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

4.3 Conflicts.

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any provision of the Purchaser’s governing documents, or any law, rule, regulation, writ, judgment, injunction, decree, determination, award, or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon the Purchaser, or conflict with or result in any breach of or event of termination under any of the terms of, or constitute a default under or result in the termination of or the creation or imposition of any Lien of any nature pursuant to, the terms of any contract or agreement to which the Purchaser is a party or by which the Purchaser or any of its assets and properties are bound.

4.4 Private Placement.

The Purchaser will acquire its Senior Shares hereunder, and the Conversion Shares to be acquired upon conversion or exercise of such Senior Shares, for its own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act. The Purchaser is an “accredited investor” within the meaning of Paragraph (a) of Rule 501 promulgated by the Commission under the Securities Act.

4.5 Access to Information.

The Purchaser acknowledges that it, during the course of this transaction and prior to the purchase of any Securities, has had the opportunity to ask questions of and receive answers from representatives of the Corporation concerning the terms and conditions of the offering, the Securities, and to obtain additional information, documents, records and books relative to the Corporation and its Subsidiaries, its business, and an investment in the Corporation. The Purchaser further represents that it understands and agrees that, except as otherwise provided in the Investor Rights Agreement, as amended, all certificates evidencing any of the Senior Shares or Conversion Shares whether upon initial issuance or upon any transfer thereof, shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any other securities laws. These securities have been acquired for investment and not with a view to distribution or resale. Such securities may not be offered for sale, sold, delivered after sale, transferred, pledged or hypothecated in the absence of an effective registration statement covering such securities under the Securities Act of 1933, as amended, and any other applicable securities laws, unless the holder shall have obtained an opinion of counsel reasonably satisfactory to the corporation that such registration is not required.”

4.6 Transfer Restrictions Imposed by Securities Law.

The Purchaser understands that none of the Securities have been registered under the Securities Act or any other applicable securities laws, and, therefore, cannot be resold unless they are subsequently registered under the Securities Act and other applicable securities laws or unless an exemption from such registration is available. The Purchaser agrees not to resell or otherwise dispose of all or any part of the Securities acquired by it except as permitted by law, including, without limitation, any regulations under the Securities Act and other applicable securities laws; the Corporation does not have any present intention and is under no obligation to register the Securities or under the Securities Act and other applicable securities laws, except as provided in the Investor Rights Agreement.

4.7 No Brokers or Finders.

Neither the Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage or finder’s fees or commissions or similar payments in connection with any of the transactions contemplated by the Principal Documents.

ARTICLE V

CLOSING

5.1 Time and Place of Closing.

Upon the terms and subject to the conditions of this Agreement, the closing of the purchase by and sale to the Purchaser of the Senior Shares, as set forth herein (herein referred to as the “Closing”), shall be held (a) at the principal executive offices of the Corporation on the date that is five (5) Business Days after the date on which the Corporation provides written notice to the Purchaser, substantially in the form of Exhibit F, (i) stating that the Corporation elects to consummate the transaction contemplated hereunder, (ii) certifying that the Corporation has determined that all of the conditions (except those conditions that are to be satisfied at Closing) set forth in Section 6 and Section 7 have been satisfied or waived and (iii) fixing the aggregate number of Senior Shares to be purchased by the Purchaser hereunder, which number shall be not less than the Minimum Issuance and not greater than the Maximum Issuance (the “Notice to Close”), or (b) at such other date and place as the Corporation and the Purchaser mutually agree upon orally or in writing.

5.2 Delivery of Senior Shares.

At the Closing, the Corporation shall issue and deliver to the Purchaser one or more certificates representing the Senior Shares registered in the name of the Purchaser or its designated nominee or custodian, free and clear of all Liens.

5.3 Delivery of Purchase Price.

Delivery to the Corporation of the Purchase Price for the Senior Shares acquired by it hereunder shall be made by the Purchaser at the Closing, in the manner set forth in Section 2.2 hereof.

ARTICLE VI

CONDITIONS PRECEDENT TO

OBLIGATIONS OF THE PURCHASER

The obligation of the Purchaser to acquire and accept its Senior Shares at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Purchaser, and each of which the Corporation hereby agrees to use its commercially reasonable efforts to satisfy at or prior to the Closing.

6.1 Opinion of Counsel to the Corporation.

At the Closing, the Purchaser shall have received an opinion of Wiggin and Dana LLP, counsel for the Corporation and HOI, dated the date of the Closing, in the form set forth on Exhibit C annexed hereto.

6.2 Representations; Warranties; Covenants.

(a) The representations, warranties and covenants of the Corporation and HOI contained under Article III hereof shall be true and correct, or shall have been performed and/or complied with, in all material respects (except that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects) at and as of the Closing (with all references to “HOI and its Subsidiaries” being deemed to be references to “the Corporation and its Subsidiaries”) with the same effect, in the case of representations and warranties, as though all such representations and warranties were made at and as of the Closing (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the date of the Closing, as the case may be, and except for changes therein expressly contemplated or permitted by this Agreement, including the consummation of the Reorganization); and the Corporation shall have delivered to the Purchaser a certificate of an executive officer of HOI to that effect, dated the date of the Closing. The representations and warranties of the Corporation and HOI set forth in Sections 3.4 and 3.5(d) shall be true and correct in all respects as of the Closing (except for (a) those representations and warranties which address matters only as of a particular date, which shall be true and correct in all respects as of such date and (b) changes therein expressly contemplated or permitted by this Agreement (including the consummation of the Reorganization and the Debt Financing (which shall be reasonably acceptable to the Purchaser)), and the share repurchase in connection with the Tender Offer).

(b) HOI and the Corporation shall each have performed and complied in all material respects with all covenants, agreements and obligations under this Agreement required to be performed or complied with prior to or at the Closing. The Corporation shall have delivered to the Purchaser a certificate of an executive officer of HOI to that effect, dated the date of the Closing.

6.3 Certified Resolutions.

At the Closing, the Purchaser shall have received a certificate of the Secretary of the Corporation in form and substance satisfactory to the Purchaser, with respect to and attaching the authorization and approval, as applicable, by the board of directors and the stockholders of the Corporation of this Agreement and the other Principal Documents and the consummation of the transactions contemplated hereby and thereby.

6.4 Consents.

All consents, acknowledgments, approvals, permits and orders with respect to the transactions contemplated by the Principal Documents shall have been obtained, and all pre-emptive, anti-dilutive and similar rights otherwise arising as a consequence of the transactions contemplated by this Agreement shall have been waived, and the Corporation shall deliver documented evidence thereof, in each case to the reasonable satisfaction of the Purchaser.

6.5 Litigation.

No action, suit or proceeding against the Corporation or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

6.6 Certificate of Incorporation.

On the date of the Closing, the Corporation shall have duly filed the Amended Certificate of Incorporation with the Secretary of State of Delaware, and the Amended Certificate of Incorporation shall be in full force and effect.

6.7 Investment Documents.

At the Closing, (a) the Investor Rights Agreement shall have been executed and delivered by the Corporation and the parties holding the requisite number and class of shares of the Corporation’s capital stock necessary to amend the Existing Investor Rights Agreement and (b) the Corporation shall have executed that certain letter agreement providing for certain management and informational rights of the Purchaser (the “VCOC Letter”) in substantially the form attached hereto as Exhibit E.

6.8 By-laws.

At the Closing, the Purchaser shall have received a copy of the By-laws of the Corporation which shall have been certified by the Secretary of the Corporation to be true, complete and correct in every particular.

6.9 Ordinary Course of Business.

From the date hereof until the Closing, the Corporation, HOI and their Subsidiaries shall have carried on their business in the ordinary course consistent with past practice in all material respects.

6.10 Stock Certificates.

At the Closing, the Corporation shall have delivered to the Purchaser certificates representing Senior Shares in accordance with Section 2.1 hereof, all in form and substance satisfactory to the Purchaser and sufficient to transfer to and vest in the Purchaser good and valid title to the Senior Shares, free and clear of any Lien, and which shall represent more than 20% of the outstanding capital stock of the Corporation on a fully diluted basis.

6.11 Redemption.

In connection with the consummation of the Tender Offer, the Corporation shall contemporaneously with the Closing have redeemed or received 12.5% or more of its outstanding Equity Securities for an aggregate amount of not less than $35,000,000 such that no stockholder of the Corporation other than the Purchaser shall beneficially own more than 15% of the outstanding capital stock of the Corporation on a fully diluted basis after giving effect to the transactions completed hereunder.

6.12 Hart-Scott-Rodino.

The waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Senior Shares contemplated hereby shall have expired or shall have been terminated.

6.13 Reorganization.

The Reorganization shall have been consummated.

6.14 Notice to Close.

The Corporation shall have delivered the Notice to Close to the Purchaser in accordance with Section 5.1.

6.15 Absence of Material Adverse Effect.

Since the date of this Agreement, there shall have not occurred (i) any event, occurrence, condition, development or contingency which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (ii) any development with respect to the matters referred to on Schedule 3.11 which, individually or in the aggregate, would reasonably be expected to be adverse to HOI (or following the Reorganization, the Corporation) or the Business or (iii) any of the following developments:

(a) The indictment of the Corporation, HOI, or any of their Subsidiaries, or any director, officer or employee of any of the foregoing, by any Governmental Authority for acts or omissions relating to the Business;

(b) The commencement of any civil enforcement action, civil penalty action, or action for injunctive relief against the Corporation, HOI, any of their Subsidiaries, or any director, officer or employee of any of the foregoing, by any Governmental Authority for acts or omissions relating to the Business;

(c) Any order of any Governmental Authority requiring the Corporation, HOI, or any of their Subsidiaries, or any director, officer or employee of any of the foregoing, to cease and desist from any acts or omissions relating to the Business, which order or the compliance therewith would reasonably be expected to be materially adverse to the Corporation, HOI, or any of their Subsidiaries;

(d) Any settlement or demand for settlement or consent decree that through its financial penalty, code of conduct, or other terms would be materially adverse to the Corporation, HOI, or any of their Subsidiaries; or

(e) Any voluntary adoption of a code of conduct or similar code of business policy or practice that would be materially adverse to the Corporation, HOI, or any of their Subsidiaries.

The Corporation shall have delivered to the Purchaser a certificate of an executive officer of HOI to that effect, dated the date of the Closing.

ARTICLE VII

CONDITIONS PRECEDENT TO

OBLIGATIONS OF THE CORPORATION

The obligation of the Corporation to issue and sell its Senior Shares at the Closing to the Purchaser is subject to the following conditions precedent, any or all of which may be waived by the Corporation in its sole discretion:

7.1 Representations; Warranties; Covenants.

The representations and warranties of the Purchaser contained under Article IV hereof shall be true and correct in all material respects at and as of the Closing with the same effect as though all such representations and warranties were made at and as of the Closing (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the date of the Closing, as the case may be, and except for changes therein contemplated or permitted by this Agreement).

7.2 Consents.

All consents, acknowledgments, approvals, permits and orders with respect to the transactions contemplated by the Principal Documents shall have been obtained.

7.3 Redemption.

In connection with the consummation of the Tender Offer, the Corporation shall contemporaneously with the Closing have redeemed or received binding commitments to redeem, 12.5% or more of its outstanding Equity Securities for an aggregate amount of not less than $35,000,000.

7.4 Litigation.

No action, suit or proceeding against the Corporation or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

7.5 Investor Rights Agreement.

The Purchaser shall have executed and delivered the Investor Rights Agreement.

7.6 Hart-Scott-Rodino.

The waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Senior Shares contemplated hereby shall have expired or shall have been terminated.

ARTICLE VIII

GUARANTY

8.1 Guaranty

HOI absolutely, unconditionally and irrevocably guarantees to the Purchaser the full, complete and timely compliance with and performance of all agreements, covenants and obligations of the Corporation under this Agreement (the “Corporation Obligations”) and shall take any and all action necessary to cause the Corporation to perform the Corporation Obligations (collectively, the “Guaranty”). The Guaranty shall include HOI’s obligation to satisfy any and all payment obligations of the Corporation arising in connection with this Agreement when and to the extent that any of the same shall become due and payable or performance of or compliance with any of the same shall be required. The Guaranty constitutes an absolute, unconditional, irrevocable and continuing guarantee of payment and performance and the Guarantor shall be liable for any breach of any of the Corporation Obligations. The Guaranty shall remain in full and effect and shall be binding on HOI and its successor and assigns until all Corporation Obligations have been satisfied in full.

8.2 No Impairment.

HOI’s obligations under the Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason (other than by indefeasible payment and performance in full of the Corporation Obligations) and shall not be subject to any defense, counterclaim, set-off or deduction in, shall remain in full force and effect without regard to, and shall not be released, impaired or discharged by (whether or not HOI shall have any knowledge or notice thereof) legal or equitable discharge or defense in, any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to HOI or the Corporation or their respective properties or their creditors or any action taken by any trustee or receiver or by any court in any such proceeding.

8.3 Waiver.

HOI unconditionally waives: (a) all notices and demands that may be required by applicable law or otherwise to preserve any rights against HOI under the Guaranty, including notice of the acceptance of this Agreement or the Guaranty and (b) right of diligence, presentment, demand, notice of dishonor, protest, filing of any claim, notice of nonpayment and all other notices and demands.

ARTICLE IX

MISCELLANEOUS

9.1 Notices.

All notices, requests or instructions hereunder shall be in writing and delivered personally or sent by registered or certified mail, or express mail, postage prepaid, or transmitted by facsimile telecommunication (and accompanied by confirmation of such transmission) as follows:

(1)	if to the Corporation:

Higher One Holdings, Inc.

25 Science Park

New Haven, Connecticut 06511

Attention: Mark Volchek, Chief Financial Officer

Fax No.: (203) 776-7796

with a copy to:

Paul Hughes, Esq.

Wiggin and Dana LLP

265 Church Street

New Haven, Connecticut 06510-7001

Fax No.: (203) 782-2889

(2)	if to the Purchaser:

Bulldog One, LLC

c/o Lightyear Capital, LLC

375 Park Avenue

New York, New York 10152

Attention: Stewart K.P. Gross

Fax No.: (212) 328-0516

with a copy to:

Caroline B. Gottschalk, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Fax No.: (212) 455-2502

Any notice so addressed and mailed shall be deemed to be given on the third Business Day following such mailing. Any notices addressed and otherwise delivered shall be deemed to be given when actually received by the addressee. If sent by telecopy, delivery shall be deemed effective upon receipt of electronic confirmation of delivery, provided that the sender deposits that same day in the U.S. mail, first class postage prepaid, a copy of the document sent by telecopy as well as the facsimile transmission report confirming that such document was received. Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt.

9.2 Survival of Representations.

Each representation, warranty, covenant and agreement of the parties hereto herein contained, or contained in any certificate delivered pursuant hereto shall survive the Closing notwithstanding any investigation at any time made by or on behalf of any party hereto for a period of one year from the date hereof; provided that Sections 3.1, 3.2 and 3.4 shall survive the Closing for a period of seven (7) years from the date hereof.

9.3 Entire Agreement.

The Principal Documents contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and supersede all prior understandings, arrangements and agreements with respect to the subject matter hereof.

9.4 Amendment and Waiver.

This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Corporation and the Purchaser. No amendment or waiver will extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

9.5 Further Action.

Each of the parties hereto shall execute and deliver such instruments, documents and other writings as may be necessary or reasonably requested by the other party hereto to carry out and consummate the transactions contemplated by this Agreement.

9.6 Expenses.

(a) In the event the transactions contemplated hereby are (i) consummated or (ii) not consummated as a result of the failure to be satisfied of any of the conditions precedent to the obligations of the Purchaser set forth in Article VI (the “Purchaser’s Closing Conditions”) or the termination of the Agreement by any party pursuant to Section 9.13, the Corporation shall promptly pay, or reimburse the Purchaser, on demand, for all reasonable out-of-pocket fees paid to the Purchaser’s legal counsel and accountants and other advisors and representatives of the Purchaser, in connection with their due diligence investigation of the Corporation and the negotiation, preparation, execution and delivery of the Principal Documents and any other instruments and documents required hereunder, up to an aggregate of $600,000. Notwithstanding the foregoing, in the event that the transactions contemplated hereby are not consummated as a result of the failure to be satisfied of the conditions set forth in Section 6.12 and the Corporation has complied with Section 9.12, and all of the other Purchaser’s Closing Conditions have been satisfied (or the Corporation is in the position to satisfy such conditions), then the Corporation shall have no obligation pursuant to this Section 9.6.

(b) If a filing is made under the HSR Act in connection with the transactions contemplated hereunder, the Corporation shall be solely responsible for the payment of the filing fee required under the HSR Act.

9.7 Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the obligation of the Purchaser to acquire and accept its Senior Shares hereunder shall not inure to the benefit of any successors and assigns of the Corporation and the Purchaser may not assign its right to acquire Senior Shares at the Closing without the prior written consent of the Corporation, except that the Purchaser may assign its rights and obligations hereunder to any Affiliate or Affiliates of the Purchaser and any of their direct and indirect Affiliates.

9.8 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable in the case of agreements made and to be performed entirely within such state.

9.9 Captions.

The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

9.10 Severability.

In the event that one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision and never been contained herein.

9.11 Brokerage.

Each party hereto shall indemnify and hold harmless the other parties against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by the indemnifying party with any third party.

9.12 Hart-Scott-Rodino Filing.

Each of the Corporation and the Purchaser shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement no later than five (5) Business Days following the date hereof and to supply as promptly as practicable to the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

9.13 Termination.

This Agreement may be terminated at any time prior to the Closing (i) by mutual written consent of the Corporation and the Purchaser or (ii) by either the Corporation or the Purchaser if (A) the Closing shall not have been consummated on or before October 31, 2008, upon delivery of written notice to the other party (provided, however, that the right to terminate this Agreement under this Section 9.13 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to be consummated on or before such date) or (B) or if any action, suit or proceeding having the effect set forth in Section 6.5 and Section 7.4 shall be in effect and shall have become final and nonappealable. In the event of termination of this Agreement by either the Corporation or the Purchaser as provided in this Section 9.13, this Agreement shall forthwith become void and have no further force or effect, without any liability or obligation on the part of the Corporation or the Purchaser, other than this Section 9.13, Section 9.6 and Article VIII, which provisions shall survive such termination.

9.14 Counterparts; Additional Signatories.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile delivery of an executed counterpart shall be valid and binding for all purposes. The parties acknowledge and agree that, in the event the Purchaser shall assign its rights to purchase all or a portion of the Senior Shares to one or more of its Affiliates pursuant to Section 9.7 hereof, such Affiliate(s) shall hereinafter execute and deliver a counterpart of this Agreement, thereby for all purposes becoming a Purchaser hereunder.

9.15 No Recourse.

No past, present or future director, officer, employee, incorporator, member, partner, limited partner, stockholder, Affiliate, agent, attorney or representative of the Corporation, the Purchaser or any of their respective Affiliates shall have any liability for any obligations or liabilities of the Corporation or the Purchaser under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

[remainder of page intentionally left blank; signature page follows]

[signature page to Series E Preferred Stock Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

HIGHER ONE HOLDINGS, INC.

By	/s/ Mark Volchek
Name:	Mark Volchek
Title:	Executive Vice President and Chief Financial Officer

HIGHER ONE, INC.

By	/s/ Mark Volchek
Name:	Mark Volchek
Title:	Executive Vice President and Chief Financial Officer

BULLDOG ONE, LLC

By	/s/ Stewart K.P. Gross
Name:	Stewart K.P. Gross
Title:	Chief Executive Officer

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HIGHER ONE HOLDINGS, INC.

Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware

The undersigned, Mark Volchek, is Chief Financial Officer and Treasurer of Higher One Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”). The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 14, 2008, and was first amended and restated in its entirety on August 7, 2008.

The undersigned, as Chief Financial Officer and Treasurer of the Corporation, does hereby certify that:

(a) The Board of Directors of the Corporation duly adopted a resolution pursuant to Sections 242 and 245 of the General Corporation Law proposing the amendment and restatement in its entirety of the Certificate of Incorporation of the Corporation, as amended, and declaring said amendment and restatement to be advisable;

(b) Such amendment and restatement of the Certificate of Incorporation was duly approved by holders of a majority of the outstanding shares of the Corporation’s capital stock in accordance with the Certificate of Incorporation of the Corporation and Sections 242 and 245 of the General Corporation Law; and

(c) This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Higher One Holdings, Inc. (hereinafter called the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is Corporation Service Company.

ARTICLE III

PURPOSE

The nature of the business to be conducted and the purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law or any successor statute.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 50,000,000, consisting of (i) 30,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”) and (ii) 20,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”), 1,012,314 of which shall be designated as Series A Convertible Preferred Stock (“Series A Preferred”), 1,622,078 of which shall be designated as Series B Convertible Preferred Stock (“Series B Preferred”), 4,315,216 of which shall be designated as Series C Convertible Preferred Stock (“Series C Preferred”), 3,250,000 of which shall be designated as Series C-1 Convertible Preferred Stock (“Series C-1 Preferred”), 3,999,999 of which shall be designated as Series D Convertible Preferred Stock (“Series D Preferred”) and 5,454,545 of which shall be designated as Series E Convertible Participating Preferred Stock (“Series E Preferred”).

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof. In the event that at any time the Board of Directors shall have established and designated one or more series of Preferred Stock consisting of a number of shares less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock unless and until designated by the Board of Directors as being part of a series previously established or a new series then being established by the Board of Directors. Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time thereafter authorize an increase or decrease in the number of shares of any such series except as set forth in this Amended and Restated Certificate of Incorporation or the Preferred Stock Designation for such series. In case the number of shares of any series shall be so decreased, then shares constituting such decrease shall resume the status of authorized undesignated Preferred Stock unless and until designated by the Board of Directors as being a part of a series previously established or a new series then being established by the Board of Directors. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, voting as a separate class, unless a vote of any such holders is required pursuant to the terms of this Amended and Restated Certificate of Incorporation or any Preferred Stock Designation.

The following is a statement of the designations, preferences, voting powers, and qualifications, special or relative rights and privileges in respect of each class of the authorized capital stock of the Corporation:

A. COMMON STOCK

1. General. The voting, dividend and liquidation and other rights of the holders of the Common Stock are expressly made subject to and qualified by the rights of the holders of any series of Preferred Stock.

2. Voting Rights. The holders of record of the Common Stock are entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders, except as otherwise required by law or the terms of this Amended and Restated Certificate of Incorporation.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in their sole discretion, subject to provisions of law, any provision of this Amended and Restated Certificate of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized, issued and outstanding hereunder.

4. Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of record of the Common Stock will be entitled to receive assets of the Corporation available for distribution to its stockholders as set forth in Section B(1) below.

B. PREFERRED STOCK

1. Liquidation Rights.

(a) Treatment at Liquidation, Dissolution or Winding Up.

(i) Except as otherwise provided in Section 1(b) below, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series E Preferred shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, after payment or distribution of any such assets to the holders of any other class or series of the Corporation’s capital stock designated to be senior to the Series E Preferred and before payment or distribution of any of such assets to the holders of any shares of Common Stock or to the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred and Series D Preferred, or to any other class or series of the Corporation’s capital stock designated to be junior to the Series E Preferred, an amount equal to the greater of (1) $13.75 per share of Series E Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Series E Preferred and, as so adjusted from time to time, is hereinafter referred to as the “Series E Base Liquidation Price”), which amount shall accrete from the Series E Original Issue Date (as such term is defined below) at an annual rate of 8% of the Series E Base Liquidation Price (such accreted amount, taking into account at any given time the pro rata amount of accretion at such time for the applicable annual period, the “Series E Liquidation Value”) and (2) an amount equal to the amount the holders of Series E Preferred would have received upon a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, had such holders converted their shares of Series E Preferred into shares of Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation, plus, in each case with respect to clauses (1) and (2) above, all dividends declared but unpaid to and including the date full payment shall be tendered to the holders of Series E Preferred with respect to such liquidation, dissolution or winding up; provided, however, for the purposes of this Section 1(a)(i) only, (A) if the Corporation’s EBITDA exceeds $25,000,000 for any trailing twelve month period measured as of a fiscal quarter end on or before the third (3rd) anniversary of the Series E Original Issue Date, the Series E Liquidation Value shall be reduced by fifty percent (50%) and (B), contingent upon prior or simultaneous satisfaction of clause (A) above, if the Corporation’s EBITDA exceeds $35,000,000 for any trailing twelve month period measured as of a fiscal quarter end on or before the fifth (5th) anniversary of the Series E Original Issue Date, the Series E Liquidation Value shall be reduced to zero, in which case upon any liquidation, dissolution or winding up of the Corporation with respect to which the holders of the Series E Preferred do not elect to be treated in accordance with Section 2(d)(vii) of this Article IV, such holders will be treated in the same manner as holders of Common Stock. If, after the payment of all preferential amounts required to be paid to the holders of any other class or series of capital stock of the Corporation ranking in liquidation prior and in preference to the Series E Preferred, the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Series E Preferred of all amounts distributable to them under this Section 1(a)(i), then the entire assets of the Corporation available for such distribution, after the payment of all preferential amounts required to be paid to the holders of any other class or series of capital stock of the Corporation ranking in liquidation prior and in preference to the Series E Preferred, shall be distributed ratably among the holders of Series E Preferred. The defined term “EBITDA” as used herein shall mean net income, less income or plus loss from discontinued operations and extraordinary items and less interest income, plus income taxes, plus interest expense, plus non-cash equity compensation-related expenses and any non-cash expenses related to the issuance or repurchase of the Jones Shares1 , plus depreciation, depletion, and amortization. The target numbers set forth in clauses (A) and (B) above shall be subject to upward adjustment to neutralize the impact of any future acquisitions (whether by asset or stock purchase, but excluding in connection with the Evisions Transaction) by the Corporation all or a portion of which are paid for, directly or indirectly, by the issuance of capital stock of the Corporation (for example, if consideration

[1]	“Jones Shares” means 1,000,000 shares of Borrower common stock issued to Kevin Jones and any shares issued in exchange for, or in connection with, such shares.

representing 10% of the Corporation’s fully-diluted outstanding Common Stock is issued, the EBITDA targets will be increased by 10%). The defined term “Evisions Transaction” as used herein shall mean the acquisition of certain assets and intellectual property from affiliates of Evisions, Inc. as set forth in the Asset Purchase Agreement dated June 9, 2008 by and among Higher One, Inc., EduCard, LLC, Kevin Jones, Michael Mattos and Ben Chillemi and the Intellectual Property Purchase Agreement dated June 9, 2008 by and between Kevin Jones and Higher One, Inc.

As soon as practicable, but in no event later than twenty (20) days following the determination by the Corporation that its EBITDA for any trailing twelve month period measured as of a fiscal quarter end satisfies the requirements of clause (A) or (B) in the immediately preceding paragraph (the “EBITDA Calculation”), the Corporation shall deliver to the holders of the Series E Preferred a statement (the “EBITDA Statement”), executed by an officer of the Corporation, setting forth in reasonable detail the EBITDA Calculation. The holders of the Series E Preferred shall have thirty (30) days within which to review the EBITDA Calculation following delivery by the Corporation. From and after the receipt by the holders of Series E Preferred of the EBITDA Statement until the expiration of the Resolution Period (as defined below), the holders of Series E Preferred and their representatives shall be permitted reasonable access during normal business hours to the Corporation’s personnel involved in the preparation of the EBITDA Statement and the Corporation’s books and records and working papers related to the Corporation’s preparation of the EBITDA Statement. If the holders of at least a majority of the outstanding shares of Series E Preferred dispute the EBITDA Calculation, the holder of the greatest number of outstanding shares of Series E Preferred (the “Series E Holder”), on behalf of all holders of Series E Preferred, shall notify the Corporation in writing of its objection to such EBITDA Calculation on or prior to the last day of such 30-day period, together with a written description of the basis for such dispute, including each specific amount on the EBITDA Statement in dispute, and, to the extent possible, the claimed discrepancy with respect to each such disputed amount (a “Dispute Notice”). The EBITDA Calculation, as set forth in the EBITDA Statement, shall become final, binding and conclusive on the parties unless the Series E Holder delivers to the Corporation a Dispute Notice on or prior to the last day of such 30-day period. If the Series E Holder timely delivers a Dispute Notice, any amounts on the EBITDA Statement not objected to by the Series E Holder in the Dispute Notice shall be final, binding and conclusive and the Corporation and the Series E Holder shall, within fifteen (15) days following the Corporation’s receipt of such Dispute Notice (the “Resolution Period”), attempt in good faith to resolve in writing their differences with respect to the matters set forth in the Dispute Notice and any such resolution shall be final, binding and conclusive. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of the Corporation and the Series E Holder shall submit all items remaining in dispute, including a proposed amount of EBITDA for the period in dispute (with respect to each of the Corporation and the Series E Holder, a “Proposed EBITDA Amount”), to a nationally recognized firm of independent accountants mutually agreeable to the Corporation and the Series E Holder (the “Independent Accounting Firm”) for resolution by delivering to the Independent Accounting Firm their written position with respect to such items. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne in the same proportion that the positive difference between the Independent Accounting Firm’s final determination of EBITDA and the Proposed EBITDA Amount submitted by each of the Corporation and the Series E Holder, respectively, bears to the total difference between the two Proposed EBITDA Amounts. The Independent Accounting Firm shall determine, based solely on the submissions by the Corporation and the Series E Holder but in accordance with the definition of “EBITDA” as set forth above, and not by independent review, only those issues set forth in the Dispute Notice that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by the Corporation and the Series E Holder, respectively. The Independent Accounting Firm’s determination shall be requested to be made within thirty (30) days of submission as provided above (and in any event as promptly as practicable) and shall be set forth in a written statement delivered to the Corporation and the Series E Holder and shall be final, binding and conclusive and retroactive to the relevant date.

(ii) Except as otherwise provided in Section 1(b) below, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series D Preferred shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, after payment or distribution of any such assets to the holders of any other class or series of the Corporation’s capital stock designated to be senior to the Series D Preferred (including, but not limited to, the Series E Preferred) and before payment or distribution of any of such assets to the holders of any shares of Common Stock or to the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series C-1 Preferred, or to any other class or series of the Corporation’s capital stock designated to be junior to the Series D Preferred, an amount equal to $3.50 per share of Series D Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Series D Preferred and, as so adjusted from time to time, is hereinafter referred to as the “Series D Base Liquidation Price”) plus all dividends declared but unpaid to and including the date full payment shall be tendered to the holders of Series D Preferred with respect to such liquidation, dissolution or winding up. If, after the payment of all preferential amounts required to be paid to the holders of any other class or series of capital stock of the Corporation ranking in liquidation prior and in preference to the Series D Preferred, the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Series D Preferred of all amounts distributable to them under this Section 1(a)(ii), then the entire assets of the Corporation available for such distribution, after the payment of all preferential amounts required to be paid to the holders of any other class or series of capital stock of the Corporation ranking in liquidation prior and in preference to the Series D Preferred, shall be distributed ratably among the holders of Series D Preferred.

(iii) Except as otherwise provided in Section 1(b) below, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series C-1 Preferred shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, after payment or distribution of any such assets to the holders of any other class or series of the Corporation’s capital stock designated to be senior to the Series C-1 Preferred (including, but not limited to, the Series E Preferred and the Series D Preferred) and before payment or distribution of any of such assets to the holders of any shares of

Common Stock or to the holders of the Series A Preferred, Series B Preferred and Series C Preferred, or to any other class or series of the Corporation’s capital stock designated to be junior to the Series C-1 Preferred, an amount equal to $2.00 per share of Series C-1 Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Series C-1 Preferred and, as so adjusted from time to time, is hereinafter referred to as the “Series C-1 Base Liquidation Price”) plus all dividends declared but unpaid to and including the date full payment shall be tendered to the holders of Series C-1 Preferred with respect to such liquidation, dissolution or winding up. If, after the payment of all preferential amounts required to be paid to the holders of any other class or series of capital stock of the Corporation ranking in liquidation prior and in preference to the Series C-1 Preferred, the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Series C-1 Preferred of all amounts distributable to them under this Section 1(a)(iii), then the entire assets of the Corporation available for such distribution, after the payment of all preferential amounts required to be paid to the holders of any other class or series of capital stock of the Corporation ranking in liquidation prior and in preference to the Series C-1 Preferred, shall be distributed ratably among the holders of Series C-1 Preferred.

(iv) Except as otherwise provided in Section 1(b) below, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series C Preferred shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, after payment or distribution of any such assets to the holders of any other class or series of the Corporation’s capital stock designated to be senior to the Series C Preferred (including, but not limited to, the Series E Preferred, the Series D Preferred and the Series C-1 Preferred) and before payment or distribution of any of such assets to the holders of any shares of Common Stock or to the holders of the Series A Preferred and Series B Preferred, or to any other class or series of the Corporation’s capital stock designated to be junior to the Series C Preferred, an amount equal to $1.00 per share of Series C Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Series C Preferred and, as so adjusted from time to time, is hereinafter referred to as the “Series C Base Liquidation Price”) plus all dividends declared but unpaid to and including the date full payment shall be tendered to the holders of Series C Preferred with respect to such liquidation, dissolution or winding up. If, after the payment of all preferential amounts required to be paid to the holders of any other class or series of capital stock of the Corporation ranking in liquidation prior and in preference to the Series C Preferred, the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Series C Preferred of all amounts distributable to them under this Section 1(a)(iv), then the entire assets of the Corporation available for such distribution, after the payment of all preferential amounts required to be paid to the holders of any other class or series of capital stock of the Corporation ranking in liquidation prior and in preference to the Series C Preferred, shall be distributed ratably among the holders of Series C Preferred.

(v) Except as otherwise provided in Section 1(b) below, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred and the holders of Series B Preferred shall be entitled to be paid (on a pari passu basis) out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, after payment or distribution of any such assets to the holders of any other class or series of the Corporation’s capital stock designated to be senior to the Series A Preferred and the Series B Preferred (including, but not limited to, the Series E Preferred, the Series D Preferred, the Series C-1 Preferred and the Series C Preferred), and before payment or distribution of any of such assets to the holders of any shares of Common Stock or to the holders of any other class or series of the Corporation’s capital stock designated to be junior to the Series A Preferred and the Series B Preferred, an amount equal to $0.61 per share of Series A Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Series A Preferred and, as so adjusted from time to time, is hereinafter referred to as the “Series A Base Liquidation Price”) and an amount equal to $0.80 per share of Series B Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Series B Preferred and, as so adjusted from time to time, is hereinafter referred to as the “Series B Base Liquidation Price,” and collectively with the Series A Base Liquidation Price, the Series C Base Liquidation Price, the Series C-1 Base Liquidation Price, the Series D Base Liquidation Price and the Series E Base Liquidation Price, the “Base Liquidation Price”) plus all dividends declared but unpaid to and including the date full payment shall be tendered to the holders of Series A Preferred and to the holders of Series B Preferred with respect to such liquidation, dissolution or winding up. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Series A Preferred and the holders of Series B Preferred of all amounts distributable to them under this Section 1(a)(v), then the entire assets of the Corporation available for such distribution, after the payment of all preferential amounts required to be paid to the holders of any other class or series of capital stock of the Corporation ranking in liquidation prior and in preference to the Series A Preferred and Series B Preferred, shall be distributed ratably among the holders of Series A Preferred and the holders of Series B Preferred.

(vi) Following payment in full to the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series C-1 Preferred, the Series D Preferred and the Series E Preferred (collectively, the “Convertible Preferred”) of all amounts distributable to them under Sections 1(a)(i) through (v) above, the remaining assets of the Corporation available for distribution to holders of the Corporation’s capital stock shall be distributed to the holders of any other stock of the Corporation entitled to preference over the Common Stock and, thereafter, on a pro rata basis among the holders of the Common Stock, the holders of the Series A Preferred, the holders of the Series B Preferred, the holders of the Series C Preferred, the holders of the Series C-1 Preferred and the holders of the Series D Preferred, in each case on an as converted basis.

(b) Treatment of Participation Events.

(i) Subject to the provisions of Section 2(c) and except as otherwise provided in Section 2(d)(vii) hereof, a Participation Event (as hereinafter defined) shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 1; provided, however, that (A) the holders of at least a majority of the outstanding shares of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series C-1 Preferred and the Series D Preferred, voting together as a single class on an as converted basis and, without limiting the determination of the foregoing majority, each holder that, together with its affiliates (as defined pursuant to Rule 12b-2 under the Exchange Act as hereinafter defined) owns more than twenty percent (20%) of all outstanding shares (on an as converted basis) of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series C-1 Preferred and the Series D Preferred, upon the occurrence of a Participation Event, shall have the option to elect (in accordance with Section 2(d)(vii) hereof) to receive the benefits of Section 2(d)(vii) below for the Convertible Preferred in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to this Section 1, and (B) the holders of at least a majority of all outstanding shares of the Series E Preferred, upon the occurrence of a Participation Event, shall have the option to elect (in accordance with Section 2(d)(vii) hereof) the benefits of Section 2(d)(vii) hereof for the Series E Preferred in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to this Section 1.

(ii) “Participation Event” shall mean: (A) a Reorganization (as defined in Section 2(d)(vii) hereof), or (B) a transaction or series of transactions, other than any equity financings approved by the Board of Directors, in which any beneficial owner or group (as those terms are defined under Section 13(d) of the Securities Exchange Act of 1934, as amended the “Exchange Act”) that does not prior to such transaction or series of transactions beneficially own more than fifty percent (50%) of the voting securities of the Corporation acquires beneficial ownership of more than fifty percent (50%) of the voting securities of the Corporation; provided, however, that a Participation Event shall not extend to any Reorganization involving (1) only a change in the state of incorporation of the Corporation, (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation which is incorporated in the United States of America, or (3) an acquisition by merger, reorganization or consolidation, in which the Corporation is substantively the surviving corporation and operates as a going concern, of another corporation which is incorporated in the United States of America and which is engaged in a business similar to or related to the business of the Corporation and, in the case of clauses (1), (2) and (3), which does not involve a change in the terms of the Convertible Preferred or the Common Stock.

(c) Distributions other than Cash. Whenever the distribution provided for in this Section 1 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

(d) Notice of Participation Events. If the Corporation proposes to effect a Participation Event, notice of such proposed Participation Event shall be given, within twenty (20) Business Days of the anticipated effective date of such Participation Event, by the Corporation by first-class mail to each record holder of shares of Preferred Stock, at such holder’s address as the same appears on the books of the Corporation. Each such notice shall state in reasonable detail (i) the terms and timing of such Participation Event, including the identity of all parties participating in such Participation Event and the amount per share of

Common Stock that holders of Common Stock will be entitled to in connection with such Participation Event (assuming no holders of Convertible Preferred elect conversion), and (ii) the procedures that holders of Preferred Stock must follow to exercise their rights hereunder with respect to such Participation Event; provided, however, in the event that such Participation Event qualifies as a Qualified Sale (as such term is defined below) with respect to one or more series of Preferred Stock, the Corporation shall have no obligation to provide such notice to any holder of such series of Preferred Stock in respect of such shares.

2. Conversion. The holders of shares of Convertible Preferred shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert; Conversion Price.

(i) Series A Preferred. Each share of Series A Preferred shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing $0.61 by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Series A Conversion Price for purposes of calculating the number of shares of Common Stock deliverable upon conversion without the payment of any additional consideration by the holder of Series A Preferred (the “Series A Conversion Price”) shall initially be $0.61. Such initial Series A Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which Series A Preferred is convertible, as hereinafter provided.

(ii) Series B Preferred. Each share of Series B Preferred shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B Preferred, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing $0.80 by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Series B Conversion Price for purposes of calculating the number of shares of Common Stock deliverable upon conversion without the payment of any additional consideration by the holder of Series B Preferred (the “Series B Conversion Price”) shall initially be $0.80. Such initial Series B Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which Series B Preferred is convertible, as hereinafter provided.

(iii) Series C Preferred. Each share of Series C Preferred shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series C Preferred, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing $1.00 by the Series C Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Series C Conversion Price for purposes of calculating the number of shares of Common Stock deliverable upon conversion without the payment of any additional consideration by the holder of Series C Preferred (the “Series C Conversion Price”) shall initially be $1.00. Such initial Series C Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which Series C Preferred is convertible, as hereinafter provided.

(iv) Series C-1 Preferred. Each share of Series C-1 Preferred shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series C-1 Preferred, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing $1.00 by the Series C-1 Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Series C-1 Conversion Price for purposes of calculating the number of shares of Common Stock deliverable upon conversion without the payment of any additional consideration by the holder of Series C-1 Preferred (the “Series C-1 Conversion Price”) shall initially be $1.00. Such initial Series C-1 Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which Series C-1 Preferred is convertible, as hereinafter provided.

(v) Series D Preferred. Each share of Series D Preferred shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series D Preferred, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing $1.75 by the Series D Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Series D Conversion Price for purposes of calculating the number of shares of Common Stock deliverable upon conversion without the payment of any additional consideration by the holder of Series D Preferred (the “Series D Conversion Price”) shall initially be $1.75. Such initial Series D Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which Series D Preferred is convertible, as hereinafter provided.

(vi) Series E Preferred. Each share of Series E Preferred shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series E Preferred, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing $13.75 by the Series E Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Series E Conversion Price for purposes of calculating the number of shares of Common Stock deliverable upon conversion without the payment of any additional consideration by the holder of Series E Preferred (the “Series E Conversion Price”) shall initially be $13.75. Such initial Series E Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which Series E Preferred is convertible, as hereinafter provided. Immediately prior to any conversion of Series E Preferred described herein, whether or not at the election of the holder of such Series E Preferred, the Corporation shall pay, in cash, all dividends declared but unpaid to and including the date of such conversion.

(vii) The defined term “Conversion Price” as used herein shall mean (A) in reference to the Series A Preferred, the Series A Conversion Price, (B) in reference to the Series B Preferred, the Series B Conversion Price, (C) in reference to the Series C Preferred, the Series C Conversion Price, (D) in reference to the Series C-1 Preferred, the Series C-1 Conversion Price, (E) in reference to the Series D Preferred, the Series D Conversion Price, and (F) in reference to the Series E Preferred, the Series E Conversion Price.

(b) Mechanics of Conversion. Before any holder of shares of Convertible Preferred shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Convertible Preferred, as the case may be, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. No fractional shares of Common Stock shall be issued upon conversion of any shares of Convertible Preferred. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Convertible Preferred, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Convertible Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c) Automatic Conversion.

(i) Each share of Series A Preferred and each share of Series B Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price:

(A) Upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an initial public offering price per share of not less than three times (3x) the then current Series A Conversion Price with net proceeds to the Corporation and any selling stockholders of not less than $20,000,000;

(B) Immediately prior, but subject, to consummation of a merger or consolidation of the Corporation with or into another entity or the sale of all or substantially all of the assets of the Corporation in a transaction with net proceeds to the Corporation (or its stockholders) of not less than $20,000,000 and valuing the Common Stock at not less than three times (3x) the then current Series A Conversion Price (a “Series A and B Qualified Sale”);

(C) At such time as less than an aggregate of 328,245 shares of (I) Series A Preferred plus (II) Series B Preferred remain outstanding; or

(D) Upon the written election of holders of a majority of the then outstanding shares of Series A Preferred and Series B Preferred, voting together as a single class on an as converted basis, to require such mandatory conversion.

(ii) Each share of Series C Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price:

(A) Upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an initial public offering price per share of not less than three times (3x) the then current Series C Conversion Price with net proceeds to the Corporation and any selling stockholders of not less than $20,000,000;

(B) Immediately prior, but subject, to consummation of a merger or consolidation of the Corporation with or into another entity or the sale of all or substantially all of the assets of the Corporation in a transaction with net proceeds to the Corporation (or its stockholders) of not less than $20,000,000 and valuing the Common Stock at not less than three times (3x) the then current Series C Conversion Price (a “Series C Qualified Sale”);

(C) At such time as less 246,250 shares of Series C Preferred remain outstanding; or

(D) Upon the written election of (I) holders of a majority of all then outstanding shares of Series C Preferred, voting together as a single class, and (II) without limiting the provisions of immediately preceding clause (I), each holder that, together with its affiliates, owns more than thirty-three percent (33%) of all outstanding shares of Series C Preferred Stock, to require such mandatory conversion.

(iii) Each share of Series C-1 Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price.

(A) Upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an initial public offering price per share of not less than $3.00 (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event) with net proceeds to the Corporation and any selling stockholders of not less than $20,000,000;

(B) Immediately prior, but subject, to consummation of a merger or consolidation of the Corporation with or into another entity or the sale of all or substantially all of the assets of the Corporation in a transaction with net proceeds to the Corporation (or its stockholders) of not less than $20,000,000 and valuing the Common Stock at not less than three times (3x) the then current Series C-1 Conversion Price (a “Series C-1 Qualified Sale”);

(C) At such time as less than 812,449 shares of Series C-1 Preferred remain outstanding; or

(D) Upon the written election of holders of a majority of all then outstanding shares of Series C-1 Preferred, voting together as a single class, to require such mandatory conversion.

(iv) Each share of Series D Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price:

(A) Upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public with net proceeds to the Corporation and any selling stockholders of not less than $20,000,000 at an initial public offering price per share of not less than $5.25 (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event);

(B) Immediately prior, but subject, to consummation of a merger or consolidation of the Corporation with or into another entity or the sale of all or substantially all of the assets of the Corporation in a transaction with net proceeds to the Corporation (or its stockholders) of not less than $20,000,000 in cash or marketable securities and valuing the Common Stock at not less than three times (3x) the then current Series D Conversion Price (a “Series D Qualified Sale”);

(C) At such time as less than 861,222 shares of Series D Preferred remain outstanding; or

(D) Upon the written election of holders of a majority of all then outstanding shares of Series D Preferred, voting together as a single class, to require such mandatory conversion.

(v) Each share of Series E Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price:

(A) Upon the closing of a firm commitment underwritten public offering, resulting in the listing of the Common Stock on a national securities exchange or quotation service system, pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public with net proceeds to the Corporation and any selling stockholders of not less than $50,000,000 at an initial public offering price per share of not less than the Series E Liquidation Value that would then be in effect regardless of any actual reduction or elimination pursuant to Section B(1)(a)(i) of this Article IV above (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event);

(B) Immediately prior, but subject, to consummation of a merger or consolidation of the Corporation with or into another entity or the sale of all or substantially all of the assets of the Corporation in a transaction valuing each share of Common Stock at not less than the Series E Liquidation Value that would then be in effect regardless of any actual reduction or elimination pursuant to Section B(1)(a)(i) of this Article IV above (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event) or with net proceeds to the Corporation (or its stockholders) of not less than the product of (i) the Corporation’s fully-diluted outstanding Common Stock multiplied by (ii) the Series E Liquidation Value that would then be in effect regardless of any actual reduction or elimination pursuant to Section B(1)(a)(i) of this Article IV above (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event), respectively (a “Series E Qualified Sale,” and collectively with a Series A and B Qualified Sale, a Series C Qualified Sale, a Series C-1 Qualified Sale and a Series D Qualified Sale, a “Qualified Sale”);

(C) At such time as less than twenty-five percent (25%) of the number of shares of Series E Preferred issued on the Series E Original Issue Date remain outstanding; or

(D) Upon the written election of holders of a majority of all then outstanding shares of Series E Preferred, voting together as a single class, to require such mandatory conversion.

(vi) Upon the occurrence of an event specified in one or more of Sections 2(c)(i) through (v) above, all shares of the applicable series of Convertible Preferred shall be converted automatically without any further action by any holder of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation or the transfer agent for such Convertible Preferred and the Corporation shall provide prompt notice of such conversion; provided, however, that the Corporation shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock into which such shares of Convertible Preferred were converted unless the certificate or certificates representing such shares of Convertible Preferred that were converted are either delivered to the Corporation or the transfer agent of the Convertible Preferred, as the case may be, or the holder notifies the Corporation or such transfer agent that such certificate or certificates have been lost, stolen, or destroyed and executes and delivers an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and, if the Corporation so elects, provides an appropriate indemnity.

(vii) Upon the automatic conversion of any of the Convertible Preferred pursuant to this Section 2(c), each holder of the applicable series of Convertible Preferred shall surrender the certificate or certificates representing such holder’s shares of such Convertible Preferred at the office of the Corporation or of the transfer agent for the Convertible Preferred, as the case may be. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in such holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of such Convertible Preferred surrendered were converted on the date on which such automatic conversion occurred. No fractional shares of Common Stock shall be issued upon the automatic conversion of shares of Convertible Preferred. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section 2(d), the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Original Issue Date” shall mean the Series A Original Issue Date, the Series B Original Issue Date, the Series C Original Issue Date, the Series C-1 Original Issue Date, the Series D Original Issue Date or the Series E Original Issue Date, as applicable.

(C) “Series A Original Issue Date” shall mean the date on which shares of Series A Preferred were first issued.

(D) “Series B Original Issue Date” shall mean the date on which shares of Series B Preferred were first issued.

(E) “Series C Original Issue Date” shall mean the date on which shares of Series C Preferred were first issued.

(F) “Series C-1 Original Issue Date” shall mean the date on which shares of Series C-1 Preferred were first issued.

(G) “Series D Original Issue Date” shall mean the date on which shares of Series D Preferred were first issued.

(H) “Series E Original Issue Date” shall mean the date on which shares of Series E Preferred were first issued.

(I) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock, and shares outstanding as of the date of this Amended and Restated Certificate of Incorporation of Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred, Series D Preferred or Series E Preferred) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(J) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 2(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than the following (collectively, “Excluded Shares”):

(I) shares of Common Stock issued or issuable upon conversion of shares of the Convertible Preferred;

(II) shares of Common Stock issued or issuable as a dividend on the Common Stock or the Convertible Preferred;

(III) up to an aggregate of 3,600,000 shares of Common Stock that may be granted subject to options to employees, consultants, officers and directors of the Corporation pursuant to the Corporation’s 2000 Stock Plan, as amended, and such additional shares of Common Stock or options to purchase shares of Common Stock granted pursuant to a stock plan approved in accordance with that certain Investor Rights Agreement dated on or about the date hereof, as may from time to time be amended, by and among the Corporation and the stockholders named therein (the “Investor Agreement”);

(IV) shares of Common Stock issued or issuable upon the exercise of the options referred to in the foregoing clause (III);

(V) shares of Common Stock issued to persons or entities with whom the Corporation enters into bona fide strategic research, development, manufacturing, marketing, sales, distribution or similar arrangements (the aggregate of exclusions under this clause (V) not to exceed a number of shares in excess of ten percent (10%) of (x) the outstanding shares of Common Stock plus (y) shares issuable upon the exchange or conversion of all Convertible Securities exchangeable for or convertible into Common Stock, all such Convertible Securities issuable upon exercise of Options, and upon exercise of all Options to acquire Common Stock);

(VI) shares of Common Stock issued in connection with acquisitions of all or substantially all of the business or assets of another entity (the aggregate of exclusions under this clause (VI) not to exceed a number of shares in excess of two percent (2%) of (x) the outstanding shares of Common Stock plus (y) shares issuable upon the exchange or conversion of all Convertible Securities exchangeable for or convertible into Common Stock, all such Convertible Securities issuable upon exercise of Options, and upon exercise of all Options to acquire Common Stock);

(VII) warrants to purchase shares of Common Stock issued to commercial financing or leasing companies in connection with financing or leasing transactions and the shares of Common Stock issuable upon exercise thereof (the aggregate of exclusions under this clause (VII) not to exceed a number of shares in excess of two percent (2%) of (x) the outstanding shares of Common Stock plus (y) shares issuable upon the exchange or conversion of all Convertible Securities exchangeable for or convertible into Common Stock, all such Convertible Securities issuable upon exercise of Options, and upon exercise of all Options to acquire Common Stock);

(VIII) issuances of Convertible Securities or Options pursuant to that certain Series E Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of July 23, 2008 entered into by the Corporation, Bulldog One, LLC and Higher One, Inc. as may from time to time be amended, and upon the exercise or conversion thereof and of any Convertible Securities obtained as a result thereof; and

(IX) shares of Common Stock deemed in writing to be Excluded Shares by the holders of a majority of the shares of Common Stock and a majority of the shares of each of the Series C-1 Preferred and the Series E Preferred, in each case outstanding immediately prior to the issuance or deemed issuance of such Excluded Shares, and in each case voting as separate classes.

(ii) No Adjustment of Conversion Price.

(A) No adjustment in the number of shares of Common Stock into which a share of Series A Preferred or Series B Preferred, as the case may be, is convertible shall be made by adjustment in the applicable Conversion Price in respect of the issuance of Additional Shares of Common Stock or otherwise unless (I) the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Shares of Common Stock and, (II) prior to such issuance, the Corporation fails to receive written notice from (x) in the case of an adjustment to the Series A Conversion Price, the holders of at least a majority of the then outstanding shares of Series A Preferred, (y) in the case of an adjustment to the Series B Conversion Price, the holders of at least a majority of the then outstanding shares of Series B Preferred, in either case agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(B) No adjustment in the number of shares of Common Stock into which a share of Series C Preferred is convertible shall be made by adjustment in the Series C Conversion Price in respect of the issuance of Additional Shares of Common Stock or otherwise unless (I) the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series C Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Shares of Common Stock and (II) prior to such issuance, the Corporation fails to receive written notice from (x) the holders of at least a majority of all then outstanding shares of Series C Preferred and (y) without limiting the provisions of clause (x) immediately preceding, each holder that, together with its affiliates, owns more than thirty-three percent (33%) of all outstanding Series C Preferred, agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(C) No adjustment in the number of shares of Common Stock into which a share of Series C-1 Preferred is convertible shall be made by adjustment in the Series C-1 Conversion Price in respect of the issuance of Additional Shares of Common Stock or otherwise unless (I) the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series C-1 Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Shares of Common Stock and (II) prior to such issuance, the Corporation fails to receive written notice from the holders of at least a majority of all then outstanding shares of Series C-1 Preferred, voting together as a single class, agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(D) No adjustment in the number of shares of Common Stock into which a share of Series D Preferred is convertible shall be made by adjustment in the Series D Conversion Price in respect of the issuance of Additional Shares of Common Stock or otherwise unless (I) the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series D Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Shares of Common Stock and (II) prior to such issuance, the Corporation fails to receive written notice from the holders of at least a majority of all then outstanding shares of Series D Preferred, voting together as a single class, agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(E) No adjustment in the number of shares of Common Stock into which a share of Series E Preferred is convertible shall be made by adjustment in the Series E Conversion Price in respect of the issuance of Additional Shares of Common Stock or otherwise unless (I) the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series E Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Shares of Common Stock and (II) prior to such issuance, the Corporation fails to receive written notice from the holders of at least a majority of all then outstanding shares of Series E Preferred, voting together as a single class, agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(iii) Issuance of Securities Deemed Issuance of Additional Shares of Common Stock.

(A) Options and Convertible Securities. In the event the Corporation at any time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 2(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be; and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(I) No further adjustment in the Conversion Price shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(II) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(III) Upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(x) In the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(y) In the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 2(d)(v)) upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(IV) No readjustment pursuant to clause (II) or (III) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (x) the Conversion Price on the original adjustment date, or (y) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(V) In the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (III) above; and

(VI) If such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 2(d)(iii) as of the actual date of their issuance.

(B) Stock Dividends, Stock Distributions and Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

(I) In the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution; or

(II) In the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such subdivision becomes effective.

If such record date shall have been fixed and no part of such dividend shall have been paid on the date fixed therefor, the adjustment previously made for the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 2(d)(iii) as to the time of actual payment of such dividend.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

(A) In the event the Corporation shall issue Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Section 2(d)(iii), but excluding Additional Shares of Common Stock deemed to be issued pursuant to Section 2(d)(iii)(B), which event is dealt with in Section 2(d)(vi) hereof), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issuance, then and in such event the Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be (I) the number of shares of Common Stock outstanding immediately prior to such issuance plus (II) the number of shares of Common Stock which the aggregate consideration received or deemed to have been received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be (I) the number of shares of Common Stock outstanding immediately prior to such issuance plus (II) the number of Additional Shares of Common Stock so issued or deemed to be issued.

(B) For the purposes of Section 2(d)(iv)(A) hereof, (I) all shares of Common Stock issuable upon conversion of shares of Convertible Preferred, and upon exercise of options or conversion or exchange of Convertible Securities which are part of the Excluded Shares, outstanding immediately prior to any issuance of Additional Shares of Common Stock, or any event with respect to which Additional Shares of Common Stock shall be deemed to be issued, shall be deemed to be outstanding and (II) immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 2(d)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.

(C) Notwithstanding anything to the contrary contained herein, the applicable Conversion Price in effect at the time Additional Shares of Common Stock are issued or deemed to be issued shall not be reduced pursuant to Section 2(d)(iv)(A) hereof at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

(v) Determination of Consideration. For purposes of this Section 2(d), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(I) Insofar as it consists of cash, be computed at the aggregate amounts of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(II) Insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(III) In the event that Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 2(d)(iii)(A), relating to Options and Convertible Securities, shall be determined by dividing (I) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Adjustment for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

(A) Stock Dividends, Distributions or Subdivisions. In the event the Corporation shall issue Additional Shares of Common Stock pursuant to Section 2(d)(iii)(B) in a stock dividend, stock distribution or subdivision, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

(B) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(vii) Capital Reorganization, Merger or Sale of Assets.

(A) If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares provided for elsewhere in this Section 2) or a consolidation or merger of the Corporation, or a sale of all or substantially all of the assets of the Corporation (other than a capital reorganization, merger, consolidation or sale of all or substantially all of the assets of the Corporation in a transaction in which the stockholders of the Corporation immediately prior to the transaction possess more than fifty percent (50%) of the voting securities of the surviving entity (or parent, if any) immediately after the transaction) (a “Reorganization”), then, as a part of and as a condition to such Reorganization, provision shall be made so that the holders of shares of the Convertible Preferred shall thereafter be entitled to receive, upon conversion of the shares of the Convertible Preferred, the same kind and amount of stock or other securities or property (including cash) of the Corporation, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of the Convertible Preferred immediately prior to the effective time of such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2 to the end that the provisions of this Section 2 (including adjustment of the applicable Conversion Price then in effect and the number of shares of Common Stock or other securities issuable upon conversion of the shares of the Convertible Preferred) shall be applicable after such Reorganization in as nearly equivalent manner as may be reasonably practicable.

(B) In the case of a transaction to which both this Section 2(d)(vii) and Section 1(b) hereof apply, (I) the holders of at least a majority of the outstanding shares of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series C-1 Preferred and the Series D Preferred (voting together as a single class on an as converted basis) and, without limiting the determination of the foregoing majority, each holder that, together with its affiliates (as defined pursuant to Rule 12b-2 under the Exchange Act as hereinafter defined) owns more than twenty percent (20%) of all outstanding shares (on an as converted basis) of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series C-1 Preferred and the Series D Preferred, upon the occurrence of such transaction shall have the option to elect treatment either under this Section 2(d)(vii) or under Section 1(b)

hereof, and (II) the holders of at least a majority of all outstanding shares of the Series E Preferred, upon the occurrence of such transaction shall have the option to elect treatment either under this Section 2(d)(vii) or under Section 1(b) hereof. In any such case, notice of such election shall be given in writing to the Corporation not less than five (5) business days prior to the effective date of such transaction. If no such election is timely made, the provisions of Section 1(b) and not of this Section 2(d)(vii) shall apply.

(C) The provisions of this Section 2(d)(vii) shall not apply to any reorganization, merger or consolidation involving (I) only a change in the state of incorporation of the Corporation, (II) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation which is incorporated in the United States of America, or (III) an acquisition by merger, reorganization or consolidation, in which the Corporation is substantively the surviving corporation and operates as a going concern, of another corporation which is incorporated in the United States of America and which is engaged in a business similar to or related to the business of the Corporation and in each of the foregoing clauses (I), (II) and (III) which does not involve a change in the terms of any series of the Convertible Preferred or the Common Stock.

(e) No Impairment. Except as otherwise expressly permitted pursuant to the terms of Section 5 hereof, the Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Convertible Preferred against impairment.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Convertible Preferred, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any affected holder of Convertible Preferred, furnish to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon conversion of each share of such Convertible Preferred.

(g) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Convertible Preferred at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(h) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Preferred.

(i) Certain Taxes. The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of any shares of Convertible Preferred; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of such shares of Convertible Preferred.

(j) Closing of Books. The Corporation shall at no time close its transfer books against the transfer of any Convertible Preferred or of any shares of Common Stock issued or issuable upon the conversion of any shares of Convertible Preferred in any manner which interferes with the timely conversion or transfer of such shares of Convertible Preferred.

3. Voting Rights.

(a) General. Except as otherwise required by law or this Certificate of Incorporation, the holders of Convertible Preferred shall vote together with all other classes and series of stock of the Corporation as a single class upon any matter submitted to the stockholders for a vote, and the holders of Convertible Preferred shall have that number of votes per share of Convertible Preferred as is equal to the number of shares of Common Stock into which each such share of Convertible Preferred held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting.

(b) Series C Director. If (i) the annual meeting of stockholders of the Corporation is not, for any reason, held within the time fixed in the By-Laws of the Corporation, or (ii) any vacancies shall exist in the office of director designated by the holders of Series C Preferred pursuant to the Investor Agreement, a proper officer of the Corporation, upon the written request of the holders of record of at least ten percent (10%) of the aggregate of shares of Series C Preferred then outstanding, addressed to the Secretary of the Corporation, shall call a special meeting in lieu of the annual meeting of stockholders for the purpose of electing or, if necessary, removing directors elected by the holders of Series C Preferred. Any such meeting shall be held at the earliest practicable date at the place for the holding of the annual meetings of stockholders. If such meeting shall not be called by the proper officer of the Corporation within twenty (20) days after personal service of said written request upon the Secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Corporation at its principal executive offices, then the holders of record of at least ten percent (10%) of the aggregate of outstanding shares of Series C Preferred may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any holder so designated shall have access to the lists of stockholders of the Corporation to be called pursuant to the provisions hereof.

(c) Series C-1 Director. If (i) the annual meeting of stockholders of the Corporation is not, for any reason, held within the time fixed in the By-Laws of the Corporation, or (ii) any vacancies shall exist in the office of director designated by the holders of Series C-1 Preferred pursuant to the Investor Agreement, a proper officer of the Corporation, upon the written request of the holders of record of at least ten percent (10%) of the aggregate of shares of Series C-1 Preferred then outstanding, addressed to the Secretary of the Corporation, shall call a special meeting in lieu of the annual meeting of stockholders for the purpose of electing or, if necessary, removing the director elected by the holders of Series C-1 Preferred. Any such meeting shall be held at the earliest practicable date at the place for the holding of the annual meetings of stockholders. If such meeting shall not be called by the proper officer of the Corporation within twenty (20) days after personal service of said written request upon the Secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Corporation at its principal executive offices, then the holders of record of at least ten percent (10%) of the aggregate of outstanding shares of Series C-1 Preferred may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any holder so designated shall have access to the lists of stockholders of the Corporation to be called pursuant to the provisions hereof.

(d) Series E Director. If (i) the annual meeting of stockholders of the Corporation is not, for any reason, held within the time fixed in the By-Laws of the Corporation, or (ii) any vacancies shall exist in the office of director designated by the holders of Series E Preferred pursuant to the Investor Agreement, a proper officer of the Corporation, upon the written request of the holders of record of at least ten percent (10%) of the aggregate of shares of Series E Preferred then outstanding, addressed to the Secretary of the Corporation, shall call a special meeting in lieu of the annual meeting of stockholders for the purpose of electing or, if necessary, removing the director elected by the holders of Series E Preferred. Any such meeting shall be held at the earliest practicable date at the place for the holding of the annual meetings of stockholders. If such meeting shall not be called by the proper officer of the Corporation within twenty (20) days after personal service of said written request upon the Secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Corporation at its principal executive offices, then the holders of record of at least ten percent (10%) of the aggregate of outstanding shares of Series E Preferred may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any holder so designated shall have access to the lists of stockholders of the Corporation to be called pursuant to the provisions hereof.

(e) Any reference in this Amended Certificate of Incorporation to a given percentage of the Series E Preferred or Convertible Preferred outstanding with respect to approval, consent, voting or retention of rights shall be calculated based on the number of shares of Series E Preferred or Convertible Preferred, as applicable, outstanding after the consummation of the transactions contemplated by the Tender Offer (as such term is defined below), and shall not give effect to any issuances of Convertible Preferred (including Series E Preferred) after the Series E Original Issue Date.

4. Dividend Rights.

(a) If the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of the Common Stock (other than a dividend payable entirely in shares of the Common Stock of the Corporation), then the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of the Convertible Preferred payable at the same time as the dividend paid on the Common Stock, in an amount equal to the amount of dividends per share of Convertible Preferred as would have been payable on the largest number of whole shares of Common Stock which each share of Convertible Preferred held by each holder thereof would have received if such Convertible Preferred had been converted to Common Stock pursuant to the provisions of Section 2 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

(b) In the event the Board of Directors of the Corporation shall declare a dividend payable upon any class or series of capital stock of the corporation other than Common Stock, the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of Convertible Preferred, payable at the same time as such dividend on such other class or series of capital stock in an amount equal to (i) in the case of any series or class convertible into Common Stock, that dividend per share of Convertible Preferred as would equal the dividend payable on such other class or series determined as if all such shares of such class or series had been converted to Common Stock and all shares of Convertible Preferred have been converted to Common Stock on the record date for the determination of holders entitled to receive such dividend or (ii) if such class or series of capital stock is not convertible into Common Stock, at a rate per share of Convertible Preferred determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by the applicable Base Liquidation Price (or in the case of the Series E Preferred, the Series E Liquidation Value that would then be in effect without giving effect to any reduction or elimination of such Series E Liquidation Value pursuant to Section B(1)(a)(i)).

5. Covenants. The Corporation shall not, so long as any shares of Convertible Preferred remain outstanding, without first having obtained the affirmative vote or written consent of (i) the holders of not less than a majority in voting power of the outstanding shares of Convertible Preferred, voting together as a single class on an as converted basis, (ii) without limiting the determination of the foregoing majority, each holder that, together with its affiliates (as defined pursuant to Rule 12b-2 under the Exchange Act) owns more than twenty percent (20%) of all outstanding shares of Convertible Preferred as of the date hereof (which holders shall be included in the determination of the majority pursuant to clause (i)) and (iii) in the case of any action or event that would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series E Preferred so as to affect the holders of Series E Preferred adversely, the holders of not less than a majority in voting power of the outstanding shares of Series E Preferred:

(a) amend (whether by merger, operation of law, or otherwise) the Corporation’s Certificate of Incorporation or bylaws, or take any other action if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of any series of Convertible Preferred so as to affect the holders of such series or class adversely (for clarification purposes, it is understood that any change to Section 3.7 or Section 3.9 of the Corporation’s bylaws shall be considered adverse for purposes of this Section 5(a));

(b) increase the authorized number of shares of any series of Convertible Preferred;

(c) reclassify any shares of any class or series of the capital stock of the Corporation into shares, or create, authorize or issue any other class or series of capital stock or any security convertible into or evidencing the right to purchase shares of any class or series of capital stock of the Corporation, having any preference or priority superior to any such preference or priority of any series of Convertible Preferred;

(d) except for a Qualified Sale that satisfies such definition for each series of Convertible Preferred, effect (i) any liquidation, dissolution or winding up of the Corporation or any of its subsidiaries, (ii) any sale, lease, assignment, transfer or other conveyance (other than the grant of a mortgage or security interest in connection with indebtedness for borrowed money) of all or substantially all the assets of the Corporation, or (iii) any consolidation or merger of the Corporation with or into any other entity;

(e) redeem any shares of the Corporation’s outstanding capital stock except for repurchases of (i) shares of Common Stock held by employees, officers, directors or consultants at not more than the original purchase price of the shares pursuant to stock repurchase agreements under which the Corporation has the right to repurchase such shares in the event of termination of such person’s relationship with the Corporation or (ii) shares of the Corporation’s capital stock in connection with the tender offer commenced on July 10, 2008 by the Corporation for (A) the shares of outstanding capital stock of the Corporation and (B) securities of the Corporation that are exercisable for shares of outstanding capital stock of the Corporation for a purchase price consisting of cash consideration set forth in the terms of the Offer to Purchase, dated July 10, 2008 (the “Tender Offer”);

(f) incur or become liable for indebtedness for borrowed money in excess of $50,000,000 in the aggregate (including draws against the revolving credit facility from Bank of America, N.A., acting as administrative agent for the other lenders named therein, of up to Twenty-Five Million Dollars ($25,000,000) pursuant to that certain Credit Agreement, dated August 26, 2008); or

(g) declare or pay any dividends or make any distribution upon any of its shares of capital stock.

6. No Reissuance of Convertible Preferred. No share or shares of Convertible Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

ARTICLE V

CORPORATE EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE VI

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws of the Corporation. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

B. After the original or other By-Laws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation.

C. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

ARTICLE VII

INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor); provided, however, that except with respect to proceedings to enforce rights to indemnification, the By-Laws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VIII

LIABILITY

No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the General Corporation Law as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If the General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

ARTICLE IX

COMPROMISE OR ARRANGEMENT

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE X

AMENDMENT OR REPEAL

From time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Mark Volchek, its duly elected Chief Financial Officer this 26th day of August, 2008.

HIGHER ONE HOLDINGS, INC.

By:
Name:	Mark Volchek
Title:	Chief Financial Officer and Treasure

Exhibit B

AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of August 26, 2008 by and among (i) Higher One Holdings, Inc., a Delaware corporation (the “Company”); (ii) the persons listed on Exhibit A hereto (the “Founders”), the entity listed on Exhibit A-1 hereto (“Sachem Ventures”) and the persons listed on Exhibit A-2 hereto (the “Key Holders,” and together with the Founders and Sachem Ventures, the “Common Stockholders”); (iii) the persons and entities listed on Exhibit B hereto (the “Series A Investors”); (iv) the persons and entities listed on Exhibit C hereto (the “Series B Investors”); (iv) the persons and entities listed on Exhibit D hereto (the “Series C Investors”); (v) the persons and entities listed on Exhibit E hereto (the “Series C-1 Investors”); (vi) the persons and entities listed on Exhibit F hereto (the “Series D Investors”); and (vii) the entities listed on Exhibit G hereto (the “Series E Investors”).

WHEREAS, the Common Stockholders hold shares of common stock, par value $.001 per share, of the Company (the “Common Stock”); and

WHEREAS, the Series A Investors, the Series B Investors, the Series C Investors, the Series C-1 Investors and the Series D Investors (collectively, the “Existing Investors”) hold shares of the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series A Stock”), the Series B Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series B Stock”), the Series C Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series C Stock”), the Series C-1 Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series C-1 Stock”) and/or Series D Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series D Stock”); and

WHEREAS, on August 8, 2008, Higher One Merger Sub, Inc., formerly a direct, wholly-owned subsidiary of the Company, and Higher One, Inc., a Delaware corporation (“HOI”), effected a merger in accordance with the General Corporation Law of the State of Delaware pursuant to which Higher One Merger Sub, Inc. was merged with and into HOI, with HOI surviving as a direct, wholly-owned subsidiary of the Company (the “Holding Company Merger”); and

WHEREAS, in connection with the Holding Company Merger, each share of the capital stock of HOI outstanding immediately prior to the effective time of the Holding Company Merger was converted in the merger into a share of capital stock of the Company having substantially the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the share of stock of HOI being converted in the Holding Company Merger; and

WHEREAS, the Company (as successor in interest to HOI pursuant to Section 1.1 hereof), the Common Stockholders and the Existing Investors are parties to that certain Amended and Restated Investor Rights Agreement, dated as of December 22, 2004 (the “Original Investor Agreement”), pursuant to which the Existing Investors have certain registration rights and certain other rights and covenants and the parties thereto have agreed to certain restrictions governing the election of directors of the Company; and

WHEREAS, the Company proposes to issue and sell 5,454,545 shares of Series E Convertible Participating Preferred Stock, par value $0.001 per share, of the Company (the “Series E Stock”), to the Series E Investors for an aggregate purchase price of $74,999,994 pursuant to a Series E Preferred Stock Purchase Agreement dated as of July 23, 2008 (the “Purchase Agreement”); and

WHEREAS, as a condition to entering into the Purchase Agreement, the Series E Investors have requested that the Company grant to them registration rights and certain other rights and covenants and that the Common Stockholders and the Existing Investors agree to certain restrictions governing the election of directors of the Company on substantially similar terms to those granted to the Existing Investors under the Original Investor Agreement; and

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has determined that it is in the best interest of the Company to grant such rights to the Series E Investors, and each of the Company, the requisite number of Common Stockholders and the requisite number of Existing Investors have consented and agreed to the amendment and restatement of the Original Investor Agreement to include the rights of the Series E Investors, on the terms set forth herein; and

WHEREAS, the Company, the Common Stockholders and the Existing Investors acknowledge and agree that, upon the execution and delivery of this Agreement, the Original Investor Agreement shall be amended, superseded and replaced in its entirety by this Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged by the parties hereto, the Company, the undersigned Common Stockholders and the undersigned Existing Investors hereby covenant and agree with the Series E Investors as follows:

1.	GENERAL PROVISIONS

1.1 Shares Subject to this Agreement. The Stockholders (as such term is defined below) expressly agree that the terms and restrictions of this Agreement shall apply to all shares of capital stock of the Company which any of them now owns or hereafter acquires by any means, including without limitation by purchase, assignment or operation of law, or as a result of any stock dividend, stock split, reorganization, reclassification, whether voluntary or involuntary, or other similar transaction, and to any shares of capital stock of any successor in interest of the Company, whether by sale, merger, consolidation or other similar transaction, or by purchase, assignment or operation of law (the “Shares”).

1.2 No Partnership Relationship. Notwithstanding, but not in limitation of, any other provision of this Agreement, the parties understand and agree that the creation, management and operation of the Company shall not create or imply a general partnership between or among the Stockholders and shall not make any Stockholder the agent or partner of any other Stockholder for any purpose.

1.3 Legend. Each certificate representing Shares held of record or beneficially owned by the Stockholders shall bear a legend in substantially the following form, until such time as the shares of capital stock represented thereby are no longer subject to the provisions hereof:

“The sale, transfer or assignment of the securities represented by this certificate are subject to the terms and conditions of an Investor Rights Agreement among the Company and certain holders of its outstanding capital stock, as amended and in effect from time to time. Copies of such agreement may be obtained at no cost by written request by the holder of record of the certificate to the Secretary of the Company.”

1.4 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” has the meaning ascribed to that term in Rule 12b-2 under the Exchange Act, or any successor rule.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company as amended and restated on August 26, 2008.

“Change of Control” means that any of the following events has occurred after the date hereof:

(1)	Any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934), other than (i) the Company, (ii) the Founders, (iii) investors purchasing equity securities, or securities convertible into equity securities, of the Company pursuant to a financing or a series of financings approved by the Board of Directors, or (iv) any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the outstanding Voting Common Stock of the Company, or otherwise becomes entitled to vote more than fifty percent (50%) of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company;

(2)	A consolidation or merger of the Company pursuant to which the holders of the Company’s voting shares immediately prior to such merger or consolidation would not be the holders, directly or indirectly, immediately after such merger or consolidation of more than fifty percent (50%) of the Voting Power of the entity surviving such transaction;

(3)	The sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(4)	The liquidation or dissolution of the Company or the Company ceases to do business.

“Commission” shall mean the Securities and Exchange Commission and any successor agency of the Federal government administering the Securities Act and the Exchange Act.

“Common Stock” shall mean (i) the Common Stock, as defined in the recitals of this

Agreement; (ii) any other capital stock of the Company, however designated, authorized on or after the date hereof, which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; and (iii) any other securities into which or for which any of the securities described in (i) or (ii) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, consolidation, sale of assets or other similar transaction.

“Company Employees” shall have the meaning assigned to such term in Section 2.3.

“Convertible Securities” shall have the meaning assigned to such term in Section 2.1.

“Designated Holder” shall mean Miles Lasater, Mark Volchek, Sean Glass and the Key Holders.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Exempt Issuances” shall have the meaning assigned to such term in Section 2.3.

“Hanseatic” shall mean Hanseatic Americas LDC, a Bahamian limited duration company, and its Affiliates.

“Initial Public Offering” or “IPO” shall mean the first underwritten public offering of Common Stock of the Company, resulting in the listing of such Common Stock on a national securities exchange or quotation service system, and offered on a “firm commitment” or “best efforts” basis pursuant to a registration statement filed with the Commission under the Securities Act on Form S-1 or its then equivalent, in which (i) the aggregate net proceeds to the Company and any selling Stockholders equals or exceeds $50,000,000 and (ii) the initial public offering price per share equals or exceeds the Series E Liquidation Value (as defined in the Certificate of Incorporation) that would then be in effect regardless of any actual reduction or elimination pursuant to Section B(1)(a)(i) of Article IV of the Certificate of Incorporation (subject to appropriate adjustment for stock splits, reverse stock splits, stock dividends, combinations and other similar recapitalization events).

“Initial Series E Investor” means Bulldog One, LLC, a Delaware limited liability company (and any of its Affiliates).

“Investors” shall mean, collectively, Sachem Ventures, the Series A Investors, the Series B Investors, the Series C Investors, the Series C-1 Investors, the Series D Investors and the Series E Investors.

“New Issuance” shall have the meaning assigned to such term in Section 2.1.

“Offer Notice” shall have the meaning assigned to such term in Section 2.1.

“Original Investor Agreement” shall have the meaning assigned to such term in the recitals of this Agreement.

“Other Shareholders” shall have the meaning assigned to such term in Section 3.3(d).

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” shall have the meaning assigned to such term in Section 2.3.

“Preferred Stock” shall mean, collectively, the Series A Stock, the Series B Stock, the Series C Stock, the Series C-1 Stock, the Series D Stock and the Series E Stock.

“Preferred Stock Director” shall have the meaning assigned to such term in Section 4.1.

“Pro Rata Share” shall mean, at any time, as to each Investor and Designated Holder entitled to purchase or Sell shares of capital stock of the Company in an offering pursuant to Section 2.5, the percentage which expresses the ratio between (i) the number of shares of Common Stock owned at such time by such Investor or Designated Holder, assuming the conversion of all shares of Preferred Stock, and (ii) the aggregate number of shares of Common Stock owned at such time by all Investors and Designated Holders then entitled to purchase or Sell shares of capital stock of the Company in such offering, assuming the conversion of all shares of Preferred Stock.

The terms “register”, “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement, or, as the context may require, under the Exchange Act or applicable state securities laws.

“Registrable Securities” shall mean (i) shares of Preferred Stock; (ii) shares of Common Stock or other securities issued or issuable pursuant to the conversion of Preferred Stock; (iii) any shares of Common Stock or other securities issued or issuable pursuant to the conversion of Preferred Stock upon any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, sale of assets or similar event; and (iv) the 289,855 shares of Common Stock held by Sachem Ventures, excluding in any event securities which have been (a) registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them or (b) publicly sold pursuant to Rule 144 under the Securities Act. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Securities, the determination of such percentage shall be calculated on the basis of shares of Common Stock issued or issuable upon conversion of the Preferred Stock even if such conversion has not been effected.

“Registration Expenses” shall mean the expenses so described in Section 3.7(a).

“Rights” shall have the meaning assigned to such term in Section 2.1.

“Rights Holder” shall have the meaning assigned to such term in Section 5.1.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Sell” or “Sale” shall mean, as to any Share held by a Stockholder, to sell, or in any other way directly or indirectly transfer, assign, distribute, pledge, hypothecate, encumber or otherwise dispose of such Share, either voluntarily or involuntarily.

“Selling Expenses” shall mean the expenses so described in Section 3.7(a).

“Selling Shareholder” shall mean any Common Stockholder proposing to Sell any Shares and which is obligated to deliver a Notice of Intention to Sell pursuant to Section 2.5.

“Series A Stock” shall have the meaning assigned to such term in the recitals of this Agreement.

“Series B Stock” shall have the meaning assigned to such term in the recitals of this Agreement.

“Series C Stock” shall have the meaning assigned to such term in the recitals of this Agreement.

“Series C-1 Registrable Securities” shall mean the Registrable Securities held by the Series C-1 Investors.

“Series C-1 Stock” shall have the meaning assigned to such term in the recitals of this Agreement.

“Series D Registrable Securities” shall mean the Registrable Securities held by the Series D Investors.

“Series D Stock” shall have the meaning assigned to such term in the recitals of this Agreement.

“Series E Registrable Securities” shall mean the Registrable Securities held by the Series E Investors.

“Series E Stock” shall have the meaning assigned to such term in the recitals of this Agreement.

“Shares” shall have the meaning assigned to such term in Section 1.1.

“Stockholders” shall mean the Common Stockholders, the Investors, and any other Person who acquires Shares and becomes a party to this Agreement.

“Subsidiary” or “Subsidiaries” shall mean any corporation, partnership, trust or other entity of which the Company and/or any of its other Subsidiaries directly or indirectly owns at the time a majority of the outstanding shares of any class of equity security of such corporation, partnership, trust or other entity.

2.	PERCENTAGE MAINTENANCE RIGHTS

2.1 Notice of New Issuance. Except with respect to Exempt Issuances (as defined in Section 2.3), in the event that the Company issues any (i) shares of Common Stock, (ii) warrants, options, or other rights to purchase Common Stock or Convertible Securities (collectively, “Rights”), or (iii) any debentures or other securities convertible into or exchangeable for shares of Common Stock (collectively, “Convertible Securities” and, together with shares of Common Stock and Rights, “New Securities”), the Company will deliver to the Investors and the Designated Holders a notice (the “Offer Notice”) upon the completion of such issuance (the “New Issuance”), stating the price and other terms and conditions thereof.

2.2 Right to Purchase Shares, Rights or Convertible Securities. In the event of a New Issuance (other than an Exempt Issuance), the Investors and the Designated Holders shall have the right to purchase such number of New Securities at the price and on the terms upon which the New Issuance was made, such price to be paid in full at the time of issuance of such New Securities to the Investors and the Designated Holders so that, after giving effect to the issuance to the Investors and the Designated Holders and the conversion, exercise and exchange into or for (whether directly or indirectly) shares of Common Stock of all such New Securities, each Investor and Designated Holder who exercises such right will continue to maintain its same proportionate ownership of Common Stock as of the date immediately preceding the New Issuance, treating each Investor and Designated Holder, for the purpose of such computation, as the holder of the number of shares of Common Stock which would be issuable to it upon conversion, exercise and exchange of all Rights and Convertible Securities held by it on the date immediately preceding the New Issuance and assuming the like conversion, exercise and exchange of all such securities held by other persons. The rights set forth in this Article 2 shall be exercised by the Investors and the Designated Holders, if at all, by written notice to the Company delivered not later than thirty (30) days after the receipt by the Investors and the Designated Holders of the Offer Notice in accordance with the terms and conditions stated therein, and such right shall expire at the end of the thirtieth day after the day of the receipt by the Investors and the Designated Holders of the Offer Notice.

2.3 Exempt Issuances. The issuances referred to in Section 2.1 which will not give the Investors or the Designated Holders the rights described in Section 2.2 (the “Exempt Issuances”) are issuances in which New Securities are issued or deemed issued (i) upon conversion of Preferred Stock; (ii) as a dividend or distribution payable pro rata to all holders of Common Stock or to all holders of any other class of securities of the Company; (iii) up to an aggregate of 3,600,000 shares of Common Stock subject to stock-based awards issuable to employees, consultants, officers and directors of the Company (“Company Employees”) pursuant to the Company’s 2000 Stock Plan, as amended (the “Plan”) or otherwise, which aggregate number of shares includes (A) all shares subject to unexercised options granted under the Plan (which have not yet expired or terminated) as of the date of this Agreement and (B) all shares subject to stock-based awards that have been previously forfeited, terminated or have expired unexercised, which shares again become available for issuance under new stock-based awards pursuant to the Company’s 2000 Stock Plan; (iv) such additional shares of Common Stock that may be granted subject to stock-based awards to Company Employees pursuant to a stock plan approved in accordance with Section 6.1 of this Agreement; (v) in connection with the conversion or exercise of any options, warrants or other rights to purchase Common Stock (A) existing on the date hereof or (B) issued in accordance with the foregoing clause (iii); (vi) securities issued to Persons with whom the Company enters into bona fide strategic research, development, manufacturing, marketing, sales, distribution or similar arrangements (the aggregate of exclusions under this clause (vi) not to exceed a number of shares in excess of ten percent (10%) of (A) the outstanding shares of Common Stock, plus (B) shares issuable upon the exchange or conversion of all Convertible Securities exchangeable for or convertible into Common Stock, all such Convertible Securities issuable upon exercise of Rights, and upon exercise of all Rights to acquire Common Stock); (vii) securities issued in connection with acquisitions of all or substantially all of the assets or business of another entity; (viii) securities issued to commercial financing or leasing companies in connection with financing or leasing transactions and the shares of Common Stock issuable upon exercise thereof (the aggregate of exclusions under this clause (viii) not to exceed a number of shares in excess of 2 percent (2%) of (A) the outstanding shares of Common Stock, plus (B) shares issuable upon the exchange or conversion of all Convertible Securities exchangeable for or convertible into Common Stock, all such Convertible Securities issuable upon exercise of Rights, and upon exercise of all Rights to acquire Common Stock); (ix) where such issuance or deemed issuance is deemed in writing to be an Excluded Issuance (A) by the holders of a majority of all shares of Common Stock and (B) by the holders of a majority of the outstanding shares of each of the Series C Stock, the Series C-1 Stock, the Series D Stock and the Series E Stock; (x) the issuance of the shares of Series E Stock under and pursuant to the Purchase Agreement; and (xi) the issuance of shares of Common Stock in connection with an Initial Public Offering.

2.4 Transfer Restrictions.

(a) Except as set forth in Section 2.4(b) or 2.5(i) below or in connection with a Change of Control, prior to the second anniversary of the date of this Agreement, no Stockholder shall, directly or indirectly, Sell any Shares, except for shares of Series E Stock. Any Sale of Shares not in compliance with this Agreement shall be null and void ab initio.

(b) Notwithstanding anything else in the Agreement to the contrary, the restrictions set forth in Sections 2.4(a) and 2.5 shall not apply to any Sale of Shares from a Stockholder to an Affiliate of such Stockholder; provided that (i) such Stockholder shall notify the Company and the other Stockholders of such Sale prior to the effectuation thereof, (ii) such Affiliate shall be an “accredited investor” within the meaning of Paragraph (a) of Rule 501 promulgated by the Commission under the Securities Act, (iii) such Affiliate is not a competitor of the Company as reasonably determined by the Board of Directors and (iv) such Affiliate shall agree in writing in advance with the parties hereto to be bound by and comply this Agreement and shall have the same rights and obligations of the transferor Stockholder hereunder.

2.5 Procedures on Sale of Shares. Except as otherwise expressly provided herein, each Stockholder hereby agrees that it shall not Sell any Shares except in accordance with the following procedures:

(a) The Selling Shareholder shall have a bona fide offer from a third party to purchase such Shares and shall first deliver a written Notice of Intention to Sell to the Company, which shall be irrevocable for a period of twenty (20) days after delivery thereof, and then to each Investor and Designated Holder, which shall be irrevocable for a period of twenty (20) days after delivery thereof, offering first to the Company and then to each Investor and Designated Holder such Shares owned by the Selling Shareholder at the purchase price and on the other material terms specified therein at which it proposes to Sell the Shares. The Company and then each Investor and Designated Holder shall have the right of first refusal and option (subject to the provisions of Section 2.5(g) hereof) for each such applicable twenty (20) day period, to purchase, in the case of the Company, all of the Shares so offered, and, in the case of each Investor and Designated Holder, up to its Pro Rata Share of the Shares so offered, in each case at the purchase price and on the other terms stated therein. Such acceptance shall be made by delivering a written Notice of Acceptance to the Selling Shareholder within the applicable aforesaid twenty (20) day period.

(b) If the Company fails to accept, or shall reject in writing, the offer made pursuant to Section 2.5(a), or if, thereafter, any Investor or Designated Holder shall fail to accept, or shall reject in writing, the offer for the remaining Shares, if any, made pursuant to Section 2.5(a), then, upon the earlier of the expiration of such applicable twenty (20) day period, or the receipt of Notices of Acceptance or written rejections of such offer from all Investors and Designated Holders, the Selling Shareholder’s then remaining Shares formerly subject to such offer shall be reoffered to all Investors and Designated Holders, if any, which shall have accepted their Pro Rata Share of such original offer. Such subsequent offer shall be on the terms and subject to acceptance in the manner provided in Section 2.5(a), except that the Investors and Designated Holders receiving such subsequent offer shall have (i) the right and option to accept such offer with respect to all of the then remaining Shares subject thereto pro rata, in accordance with their respective Pro Rata Shares for a period of ten (10) business days and (ii) the further right and option to offer, in any Notice of Acceptance, to purchase any of such Shares not purchased by the other Investors and Designated Holders, in which case such Shares not accepted by the other Investors and Designated Holders shall be deemed to have been offered to and accepted by the Investors and Designated Holders which have exercised their option under this clause (ii), pro rata in accordance with their respective Pro Rata Shares, and on the above-described terms and conditions.

(c) The closing of any Sales of Shares under the terms of Section 2.5(a), Section 2.5(b) and Section 2.5(c) shall be made at the offices of the Company on a mutually satisfactory business day within fourteen (14) days after the expiration of the last applicable aforesaid period. Delivery of certificates or other instruments evidencing such Shares duly endorsed for transfer to the Company or to the Investors and/or Designated Holders, as the case may be, shall be made on such date against payment of the purchase price therefor.

(d) Any Investor or Designated Holder which does not deliver a Notice of Acceptance during the twenty (20) day period referred to in Section 2.5(a) hereof shall have the right during such twenty (20) day period to deliver to the Selling Shareholder a Notice of Intention to Participate. The Company shall compute the proportion of shares of the Shares available for Sale by the Selling Shareholder to the purchaser thereof. If, and to the extent the Selling Shareholder is to Sell all or part of the remaining Shares covered by the Notice of

Intention to Sell as contemplated by Section 2.5(e) hereof, it shall be a condition of such Sale that each Investor and Designated Holder delivering the Notice of Intention to Participate shall have the right to have a portion of its Shares purchased by the purchaser of the Shares covered by the Notice of Intention to Sell, such portion to be equal to the product obtained by multiplying (i) the aggregate number of Shares to be purchased by the purchaser by (ii) the Pro Rata Share of such Investor and Designated Holder giving a Notice of Intention to Participate.

(e) If effective acceptance shall not be received pursuant to Section 2.5(a) and Section 2.5(b) above with respect to all Shares offered for Sale pursuant to a Notice of Intention to Sell, then the Selling Shareholder may Sell to the third party or offer all or any part of the remaining Shares so offered for Sale at a price not less than the price, and on terms not more favorable to the purchaser thereof than the terms, stated in the original Notice of Intention to Sell, at any time within ninety (90) days after the expiration of the last offer required by Section 2.5(b) above. In the event the remaining Shares are not sold by the Selling Shareholder during such ninety (90) day period, the right of the Selling Shareholder to sell such remaining Shares shall expire and the obligations of this Section 2.5 shall be reinstated; provided, however, that in the event the Selling Shareholder determines, at any time during such ninety (90) day period, that the Sale of all or any part of the remaining Shares on the terms set forth in the Notice of Intention to Sell is impractical, the Selling Shareholder can terminate the offer and reinstate the procedure provided in this Section 2.5 without waiting for the expiration of such ninety (90) day period.

(f) The Selling Shareholder may specify in the Notice of Intention to Sell contemplated by Section 2.5(a) and Section 2.5(b) hereof that all Shares offered thereby must be sold, in which case acceptances received pursuant to Section 2.5(a) and Section 2.5(b) hereof shall be deemed conditioned upon either or both (i) receipt of Notices of Acceptance with respect to all Shares covered by such Notice of Intention to Sell and (ii) the Sale of the remaining Shares, if any, pursuant to Section 2.5(e) above.

(g) Anything contained in this Section 2.5 to the contrary notwithstanding, any purchaser or other transferee of Shares pursuant to this Section 2.5 who is not a Stockholder shall agree in writing in advance with the parties hereto to be bound by and comply with all applicable provisions of this Agreement and shall be deemed to be a Common Stockholder for all purposes of this Agreement.

(h) Any Founder who ceases to be employed by the Company on or prior to the date of delivery of any Notice of Intention to Sell shall not be entitled to receive such notice or to purchase any Share pursuant to this Section 2. Notwithstanding the foregoing, any Founder who has ceased employment with the Company shall not sell any Shares except in accordance with this Section 2.

(i) Anything contained in this Section 2.5 to the contrary notwithstanding but subject to Section 2.5(g) and subject further to applicable policies and restriction set by the Board of Directors, the provisions of this Section 2.5 shall not apply: (A) in the case of a Common Stockholder that is a natural person, upon a transfer of Shares by such Common Stockholder made for bona fide estate planning purposes to family members, or to any custodian or trustee of any trust, partnership or other legal entity for the benefit of such Common Stockholder or family member; and (B) upon a transfer or series of transfers by any Founder of up to five percent (5%)

in the aggregate of the Shares owned by such Founder as of the date hereof to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, as a bona fide charitable donation to such organization.

2.6 Termination. The respective rights and obligations of the parties under this Article 2 shall terminate upon the consummation of the Company’s Initial Public Offering, or immediately prior to the closing of a Change of Control (and provided that the shareholders of the entity with which the Company merges or which the Company acquires do not have preemptive rights surviving such merger or acquisition).

3.	TRANSFER OF REGISTRABLE SECURITIES; REGISTRATION

3.1 Restrictive Legend. Each certificate representing Registrable Securities shall, except as otherwise provided in this Article 3, be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any other securities laws. These securities have been acquired for investment and not with a view to distribution or resale. Such securities may not be offered for sale, sold, delivered after sale, transferred, pledged or hypothecated in the absence of an effective registration statement covering such securities under the Securities Act of 1933, as amended, and any other applicable securities laws, unless the holder shall have obtained an opinion of counsel reasonably satisfactory to the corporation that such registration is not required.”

Upon request of a holder of such a certificate, the Company shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if there is an effective registration statement covering the securities represented by such certificate or, with such request, the Company shall have received either the opinion referred to in Section 3.2(i) or the “no-action” letter referred to in Section 3.2(ii).

3.2 Notice of Proposed Transfer. Prior to any proposed Sale of any Registrable Securities (other than under the circumstances described in Section 3.3, 3.4 or 3.5), the holder thereof shall give written notice to the Company of its intention to effect such Sale and shall otherwise comply with the provisions of this Agreement. Each such notice shall describe the manner of the proposed Sale and, if requested by the Company (it being understood that if such Sale is intended to be in accordance with the provisions of Rule 144 under the Securities Act, the Company shall not require an opinion of counsel), shall be accompanied by either (i) an opinion of counsel reasonably satisfactory to the Company (it being agreed that an opinion of Wiggin and Dana LLP shall be considered satisfactory) to the effect that the proposed Sale may be effected without registration under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the distribution of such Shares without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Shares shall be entitled to transfer such Shares in accordance with the terms of its notice; provided, however, that no such opinion of counsel shall be required for a distribution to one or more partners of the transferor (in the case of a transferor that is a partnership), members of the transferor (in the case of a transferor that is a limited liability company) or stockholders of the transferor (in the case of a transferor that is a corporation), in each case in respect of the beneficial interest of such partner, member or stockholder. Each certificate for Registrable Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 3.1, except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 under the Securities Act (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel or “no-action” letter referred to above is to the further effect that the transferee and any subsequent transferee (other than an Affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act or that such legend is not required to establish compliance with any provisions of the Securities Act. Notwithstanding any other provision hereof, the restrictions provided for in this Section 3.2 shall not apply to securities which are not required to bear the legend prescribed by Section 3.1 in accordance with the provisions of that Section. The Company will pay the reasonable fees and disbursements of counsel in connection with all opinions rendered pursuant to this Section 3.2.

3.3 Required Registration.

(a) At any time after the date which is one hundred eighty (180) days following the Company’s Initial Public Offering, (i) one or more of the holders of Registrable Securities constituting at least 50% of the total shares of Registrable Securities then outstanding, (ii) one or more holders of Series C-1 Registrable Securities, including at least 50% of the total shares of Series C-1 Registrable Securities then outstanding, may request that the Company register for sale under the Securities Act all or any portion of the shares of Registrable Securities held by such requesting holder or holders for sale in the manner specified in such notice, or (iii) one or more holders of Series E Registrable Securities, including at least 50% of the total shares of Series E Registrable Securities then outstanding, may request that the Company register for sale under the Securities Act all or any portion of the shares of Registrable Securities held by such requesting holder or holders for sale in the manner specified in such notice; provided, however, that in the case of (ii) and (iii) above, such holders must be requesting that the Company register at least 20% of the Registrable Securities then outstanding (or if less, the greater of (i) all the remaining Registrable Securities then held by such holder and (ii) one percent (1%) of the total shares of capital stock of the Company then outstanding) and further provided that such Registrable Securities are not capable of being sold over a period of six (6) months under Rule 144 under the Securities Act.

(b) Following receipt of any notice under this Section 3.3, the Company shall immediately notify all holders of Registrable Securities from whom notice has not been received and such holders shall then be entitled within thirty (30) days after receipt of such notice from the Company to request the Company to include in the requested registration all or any portion of their shares of Registrable Securities. The Company shall use its commercially reasonable best efforts to register under the Securities Act, for public sale in accordance with the method of disposition specified in the notice from requesting holders described in paragraph (a) above, the number of shares of Registrable Securities specified in such notice (and in all notices received by the Company from other holders within thirty (30) days after the receipt of such notice by such holders). The Company shall be obligated to register the Registrable Securities pursuant to this Section 3.3 on one (1) occasion only, provided, however, that such obligation shall be deemed satisfied only when a registration statement covering at least 50% of the shares of Registrable Securities specified in notices received as aforesaid for sale in accordance with the method of disposition specified by the requesting holders, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto. Notwithstanding anything to the contrary contained herein, no request may be made under this Section 3.3 either (i) after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering and prior to ninety (90) days after the effective date of such registration statement (provided that in any 12-month period there shall be no more than one such 90-day period or an aggregate of 90 days during which no request may be made under this Section 3.3) or (ii) more than once in any twelve (12) month period.

(c) If the holders requesting such registration intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 3.3 and the Company shall include such information in the written notice referred to in paragraph (b) above. The right of any holder to registration pursuant to this Section 3.3 shall be conditioned upon such holder’s agreeing to participate in such underwriting and to permit inclusion of such holder’s Registrable Securities in the underwriting. If such method of disposition is an underwritten public offering, the holders of the greatest number of the shares of Registrable Securities to be sold in such offering may designate the managing underwriter of such offering, which underwriter shall be reasonably acceptable to the Company. A holder may elect to include in such underwriting all or a part of the Registrable Securities it holds, subject to the limitations required by the managing underwriter as provided for in Section 3.3(d) below.

(d) A registration statement filed pursuant to this Section 3.3 may, subject to the following provisions, include (i) shares of Common Stock for sale by the Company for its own account and (ii) shares of Common Stock held by persons who by virtue of agreements with the Company in compliance with the provisions of Section 3.12 hereof are entitled to include such shares in such registration (the “Other Shareholders”), in each case for sale in accordance with the method of disposition specified by the requesting holders. If such registration shall be underwritten, the Company and Other Shareholders proposing to distribute their shares through such underwriting shall enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting on terms no less favorable to the Company and such Other Shareholders than the terms afforded the holders of Registrable Securities. If and to the extent that the managing underwriter determines that marketing factors require a limitation on the number of shares to be included in such registration, then the shares of Common Stock held by Other Shareholders (other than Registrable Securities) and shares of Common Stock to be sold by the Company for its own account shall be excluded from such registration to the extent so required by such managing underwriter, and unless the holders of such shares and the Company have otherwise agreed in writing, such exclusion shall be applied first to the shares held by the Other Shareholders to the extent required by the managing underwriter, then to the shares of Common Stock of the Company to be included for its own account to the extent required by the managing underwriter. If the managing underwriter determines that marketing factors require a limitation of the number of Registrable Securities to be registered under this Section 3.3, then Registrable Securities shall be excluded pro rata based on the selling holders’ ownership of Registrable Securities. In any event all securities to be sold other than Registrable Securities will be excluded prior to any exclusion of Registrable Securities. No Registrable Securities or any other security excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. If any holder of Registrable Securities or Other Shareholder who has requested inclusion in such registration as provided above, disapproves of the terms of the underwriting, such holder of securities may elect to withdraw therefrom by written notice to the Company and the managing underwriter. The securities so withdrawn shall also be withdrawn from registration. Except for registration statements on Form S-4 under the Securities Act, Form S-8 under the Securities Act or any comparable form or successor thereto, the Company will not file with the Commission any other registration statement with respect to its Common Stock, whether for its own account or that of other stockholders, from the date of receipt of a notice from requesting holders pursuant to this Section 3.3 until ninety (90) days after the effective date of such registration (provided that in any 12-month period there shall be no more than one such 90-day period or an aggregate of 90 days during which no request may be made under this Section 3.3).

3.4 Incidental Registration. If the Company at any time (other than pursuant to Section 3.3 or Section 3.5) proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or any successor to such forms or another form not available for registering the Registrable Securities for sale to the public and, except with respect to the Company’s first registration statement including securities to be sold on its behalf to the public in an underwritten pubic offering), each such time it will promptly give written notice to all holders of the Registrable Securities of its intention so to do. Upon the written request of any such holder, received by the Company within thirty (30) days after the giving of any such notice by the Company, to register any or all of its Registrable Securities, the Company will use its commercially reasonable best efforts to cause the Registrable Securities as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder (in accordance with its written request) of such Registrable Securities so registered. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the holders of Registrable Securities as a part of the written notice given pursuant to this Section 3.4. In such event the right of any holder of Registrable Securities to registration pursuant to this Section 3.4 shall be conditioned upon such holder’s participation in such underwriting to the extent provided herein. All holders of Registrable Securities proposing to distribute their securities through such underwriting shall (together with the Company and the Other Shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 3.4, if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, such limitation will be imposed pro rata with respect to all securities whose holders have a contractual, incidental (“piggy back”) right to include such securities in the registration statement and as to which inclusion has been requested pursuant to such right. The Company shall be obligated to include in such registration statement only such limited portion of Registrable Securities with respect to which such holder has requested inclusion hereunder. Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this Section 3.4 without thereby incurring any liability to the holders of Registrable Securities. If any holder of Registrable Securities disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

3.5 Registration on Form S-3.

(a) In addition to the rights provided in Sections 3.3 and 3.4, subject to a limit of two (2) registrations hereunder in any twelve (12) month period, if at any time (i) any holder or holders of the Registrable Securities request that the Company file a registration statement on Form S-3 or any comparable or successor form thereto for a public offering of all or any portion of the shares of Registrable Securities held by such requesting holder or holders, the reasonably anticipated aggregate price to the public of which would be at least $1,000,000, and (ii) the Company is a registrant entitled to use Form S-3 or any comparable or successor form thereto to register such shares, then the Company shall use its commercially reasonable best efforts to register under the Securities Act on Form S-3 or any comparable or successor form thereto, for public sale in accordance with the method of disposition specified in such notice, the number of shares of Registrable Securities specified in such notice. Whenever the Company is required by this Section 3.5 to use its commercially reasonable best efforts to effect the registration of Registrable Securities, each of the procedures and requirements of Section 3.3, including but not limited to the requirement that the Company notify all holders of Registrable Securities from whom notice has not been received and provide them with the opportunity to participate in the offering, shall apply to such registration, provided, however, that except as provided above, there shall be no limitation on the number of registrations on Form S-3 which may be requested and obtained under this Section 3.5. Notwithstanding any other provision of this Section 3.5, if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, such limitation will be imposed pro rata with respect to all Registrable Securities whose holders have requested inclusion in such registration pursuant to this Section 3.5.

(b) The Company shall use its commercially reasonable best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms; and to that end the Company shall register (whether or not required by law to do so) the Common Stock under the Exchange Act in accordance with the provisions of the Exchange Act following the effective date of the first registration of any securities of the Company on Form S-1 or any comparable or successor form.

3.6 Registration Procedures. If and whenever the Company is required by the provisions of Section 3.3, 3.4 or 3.5 to use its commercially reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act, the Company will, as expeditiously as possible:

(a) prepare and file with the Commission a registration statement (which, in the case of an underwritten public offering pursuant to Section 3.3, shall be on Form S-1 or other form of general applicability satisfactory to the managing underwriter selected as therein provided) with respect to such securities including executing an undertaking to file post-effective amendments and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby;

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified herein and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement for such period;

(c) furnish to each seller of Registrable Securities and to each underwriter such number of copies of the registration statement and each such amendment and supplement thereto (in each case including all exhibits) and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such registration statement;

(d) use its commercially reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or “blue sky” laws of such jurisdictions as the sellers of Registrable Securities or, in the case of an underwritten public offering, the managing underwriter reasonably shall request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, unless the Company is already subject to service in such jurisdiction;

(e) use its commercially reasonable best efforts to list the Registrable Securities covered by such registration statement with any securities exchange or quotation service on which the Common Stock of the Company is then listed;

(f) comply with all applicable rules and regulations under the Securities Act and Exchange Act;

(g) immediately notify each seller of Registrable Securities and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare and furnish to such seller and underwriter a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(h) if the offering is underwritten and at the request of any seller of Registrable Securities, use its commercially reasonable best efforts to furnish on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters to such effects as reasonably may be requested by counsel for the underwriters, and executed counterparts of such opinion addressed to the sellers of Registrable Securities to the same effects as requested by counsel for the underwriters, and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five (5) business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request;

(i) make available for inspection by each seller of Registrable Securities, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, reasonable access to all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(j) cooperate with the selling holders of Registrable Securities and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such holders or the managing underwriter may request at least two (2) business days prior to any sale of Registrable Securities; and

(k) permit any holder of Registrable Securities, which holder, in the sole and exclusive judgment, exercised in good faith, of such holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included.

For purposes of this Agreement, the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby or one hundred eighty (180) days after the effective date thereof, provided, however, in the case of any registration of Registrable Securities on Form S-3 or a comparable or successor form which are intended to be offered on a continuous or delayed basis, such one hundred eighty (180) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment, permit, in lieu of filing a post-effective amendment which (y) includes any prospectus required by Section 10(a)(3) of the Securities Act or (z) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (y) and (z) above contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

In connection with each registration hereunder, the sellers of Registrable Securities will furnish to the Company in writing such information requested by the Company with respect to themselves and the proposed distribution by them as shall be reasonably necessary in order to assure compliance with Federal and applicable state securities laws.

3.7 Expenses.

(a) All expenses incurred by the Company in complying with Sections 3.3, 3.4, 3.5 and 3.6, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of any insurance which might be obtained by the Company with respect to the offering by the Company, and fees and disbursements of one counsel selected by a majority in interest of the sellers of Registrable Securities, not to exceed $15,000, but excluding any Selling Expenses, are called “Registration Expenses.” All underwriting discounts and selling commissions applicable to the sale of Registrable Securities are called “Selling Expenses.”

(b) The Company will pay all Registration Expenses in connection with each registration statement under Section 3.3, 3.4 or 3.5. All Selling Expenses in connection with each registration statement under Section 3.3, 3.4 or 3.5 shall be borne by the participating sellers in proportion to the number of Registrable Securities registered by each, or by such participating sellers other than the Company (except to the extent the Company shall be a seller) as they may agree.

3.8 Indemnification and Contribution.

(a) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 3.3, 3.4 or 3.5, the Company will indemnify and hold harmless each holder of Registrable Securities, its officers, directors and partners, each underwriter of such Registrable Securities thereunder and each other person, if any, who controls such holder or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such holder, officer, director, partner, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon

(i) any untrue statement or alleged untrue statement of any material fact contained in any prospectus, offering circular or other document incident to such registration (including any related notification, registration statement under which such Registrable Securities were registered under the Securities Act pursuant to Section 3.3, 3.4 or 3.5, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof), (ii) any blue sky application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Registrable Securities under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”), (iii) any omission or alleged omission to state in any such registration statement, prospectus, amendment or supplement or in any Blue Sky Applications executed or filed by the Company, a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) any violation by the Company or its agents of the Securities Act or Exchange Act or any rule or regulation promulgated under the Securities Act or Exchange Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration, or (v) any failure to register or qualify the Registrable Securities in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter chosen by the Company being attributed to the Company) will undertake such registration or qualification (provided that in such instance the Company shall not be so liable if it has used its commercially reasonable best efforts to so register or qualify the Registrable Securities) and will reimburse each such seller, and such officer, director and partner, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, promptly after being so incurred, provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such holder, any such underwriter or any such controlling person in writing specifically for use in such registration statement or prospectus.

(b) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 3.3, 3.4 or 3.5, each seller of such Registrable Securities thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each other seller of Registrable Securities, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, other seller, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any prospectus offering circular or other document incident to such registration (including any related notification, registration statement under which such Registrable Securities were registered under the Securities Act pursuant to Section 3.3, 3.4 or 3.5, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof), or any Blue Sky Application or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, other seller, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, promptly after being so incurred, provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus; and provided further, however, that the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the securities sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the proceeds received by such seller from the sale of Registrable Securities covered by such registration statement. Not in limitation of the foregoing, it is understood and agreed that the indemnification obligations of any seller hereunder pursuant to any underwriting agreement entered into in connection herewith shall be limited to the obligations contained in this subparagraph (b).

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 3.8 and shall only relieve it from any liability which it may have to such indemnified party under this Section 3.8 if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 3.8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or that the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. No indemnifying party, in the defense of any such claim or action, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or action. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Registrable Securities exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 3.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 3.8; then, and in each such case, the Company and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, and the Company is responsible for the remaining portion; provided, however, that, in any such case, (A) no such holder of Registrable Securities will be required to contribute any amount in excess of the proceeds received from the sale of all such Registrable Securities offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) The indemnities and obligations provided in this Section 3.8 shall survive the transfer of any Registrable Securities by such holder.

3.9 Changes in Common Stock. If, and as often as, there is any change in the Common Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Preferred Stock or Common Stock as so changed.

3.10 Rule 144 and 144A Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, except as provided in paragraph (c) below, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

(a) use its commercially reasonable best efforts to comply with all of the reporting requirements of the Exchange Act (whether or not it shall be required to do so) and shall comply with all other public information reporting requirements of the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any of the Registrable Securities by any holder of Registrable Securities (including any such exemption pursuant to Rule 144 or Rule 144A thereof, as amended form time to time, or any successor rule thereto or otherwise);

(b) cooperate with each holder of Registrable Securities in supplying such information as may be necessary for such holder of Registrable Securities to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act (under Rule 144 or Rule 144A thereunder or otherwise) for the sale of any of the Registrable Securities by any holder of Registrable Securities; and

(c) furnish to each holder of Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 or Rule 144A (or any successor rule) and, at any time after it has become subject to such reporting requirements, of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Registrable Securities without registration.

3.11 “Market Stand-Off” Agreement. Each holder of Registrable Securities agrees, severally and not jointly, if requested by the Company and an underwriter of Common Stock (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such holder of Registrable Securities during a period not to exceed one hundred and eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act, provided that:

(a) such agreement only applies to the first such registration statement of the Company including securities to be sold on its behalf to the public in an underwritten offering; and

(b) all Other Shareholders, officers and directors of the Company, and all Persons including Shares in such offering enter into similar agreements.

The Company may impose stop-transfer instructions with respect to the Shares subject to the foregoing restriction until the end of said period.

3.12 Limitation on Subsequent Registration Rights. The Company shall not grant to any third party any registration rights more favorable than, or in any way conflicting with, any of those contained herein, so long as any of the registration rights under this Agreement remains in effect, provided, in any event, (i) any grant or demand or required registration rights shall provide that the holders of Registrable Securities have incidental or “piggyback” registration rights with respect thereto in accordance with the provisions of Section 3.4 hereof, and (ii) such rights shall not become effective prior to the rights of the holders of Registrable Securities hereunder.

3.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Article 3 (including the rights to cause the Company to include for sale Registrable Securities under an existing registration statement under Section 3.4) may be assigned (but only with all related obligations) by a holder of Registrable Securities to a transferee or assignee of such securities who, after such assignment or transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if (i) immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and (ii) the transferee or assignee shall acknowledge in writing that the transferred or assigned Registrable Securities shall remain subject to this Agreement. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Article 3.

4.	BOARD OF DIRECTORS

4.1 Election of Directors. Each Stockholder shall take or cause to be taken such actions as may be required from time to time to establish and maintain the number of persons comprising the Board of Directors of the Company at nine (9), and to elect as directors:

(i) two (2) persons designated by the holders of a majority of the outstanding shares of Common Stock (excluding any shares of Common Stock issued or issuable upon conversion of the Preferred Stock), who shall be, initially, Dean Hatton and Miles Lasater;

(ii) one (1) person designated by a majority of the outstanding shares of Common Stock held by the Founders, who shall be, initially, Mark Volchek;

(iii) three (3) persons (each a “Preferred Stock Director” and collectively the “Preferred Stock Directors”) designated by the holders of a majority of the outstanding shares of Preferred Stock, voting together as one class on an as-converted basis, each of whom shall be designated as follows:

(A)	one (1) of whom shall be designated by the holders of a majority of the outstanding shares of Series C Stock, who shall be, initially, Paul Biddelman (and, for as long as Hanseatic shall continue to hold securities of the Company representing at least one-half of the voting power of the Series C Stock held by Hanseatic as of the date hereof, shall continue to be designated by Hanseatic);

(B)	one (1) of whom shall be designated by the holders of a majority of the outstanding shares of Series C-1 Stock, who shall be, initially, Shamez Kanji; and

(C)	one (1) of whom shall be designated by the holders of a majority of the outstanding shares of Series E Stock (the “Series E Designee”), who shall be, initially, Stewart Gross;

(iv) two (2) persons proposed by the Chief Executive Officer of the Company and jointly agreed upon by the other directors, who shall be, initially, David Cromwell and Patrick McFadden; and

(v) one (1) person proposed by the Series E Designee and agreed upon by a majority of the other directors.

Without limiting the generality of the foregoing, at each annual meeting of the Stockholders, and at each special meeting of the Stockholders called for the purpose of electing directors of the Company, and at any time at which the Stockholders have the right to, or shall, elect directors of the Company, then, and in each event, the Stockholders shall vote all Shares owned by them (or shall consent in writing in lieu of a meeting of Stockholders, as the case may be) to set the number of, and to elect persons as, directors of the Company in accordance with the preceding sentence.

4.2 Removal of Directors; Filling of Vacancies. Each Stockholder shall take all action necessary to remove forthwith any director when (and only when) such removal is requested for any reason, with or without cause, by the Person(s) that designated such director for election. In the case of the death, resignation or removal as herein provided of a director, each Stockholder shall vote all Shares owned by him, her or it to elect another person designated by the same Person(s) that designated the deceased, resigning or removed director if, at the time such vacancy occurs, such Person(s) shall have the right to have a person designated by him elected as a director pursuant to Section 4.1. Each Stockholder agrees to use its best efforts to prevent any action from being taken by the Board of Directors during the pendency of any vacancy due to the death, resignation or removal of a director unless the Person(s) entitled to have a person designated by it to fill such vacancy shall have failed for a period of ten (10) days after written notice of such vacancy to designate a replacement.

4.3. Observer Rights. For as long as Club Circle Partners continues to own at least three percent (3%) of the total outstanding voting stock of the Company, Club Circle Partners shall have the right to designate an authorized representative (without voting rights) to attend as observer each meeting of the Board of Directors, with notice of such meetings to be given to Club Circle Partners in the form and manner given to directors. In addition, the holders of Series E Stock shall have the right to designate an authorized representative (without voting rights) to attend as observer each meeting of the Board of Directors. Notwithstanding the foregoing, the parties acknowledge that said requirements shall not affect the validity of any meeting of the Board of Directors or any action taken thereat, nor prevent the Board of Directors from acting by consent; it being further agreed that such observers shall, as a condition to their exercise of their rights under this Section 4.3, enter into such reasonable confidentiality arrangement as shall be prescribed by the Board of Directors.

4.4. Board Committees and Subsidiary Boards. The Series E Director shall be entitled to be a member of each committee of the Board of Directors. If requested by the holders of a majority of the outstanding shares of Series E Stock, the Company or each Subsidiary of the Company, as the case may be, shall take all necessary action to elect or appoint the Series E Director to the board of directors or similar governing body of each direct or indirect Subsidiary of the Company.

5.	AFFIRMATIVE COVENANTS OF THE COMPANY

The Company covenants and agrees that, from the date of the first issuance of the Series E Stock and thereafter so long as at least 25% of the originally issued shares of Preferred Stock remain outstanding, or, if later, so long as the Initial Series E Investor continues to hold, directly or indirectly, at least 25% of the shares of Series E Stock outstanding as of the date of the first issuance of the Series E Stock, it will perform and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to perform and observe the following covenants and provisions as applicable to such Subsidiary.

5.1 Financial Statements; Other Reports. The Company and each Subsidiary will maintain proper books of account and records in accordance with generally accepted accounting principles applied on a consistent basis, and will deliver to each Stockholder owning either (i) five percent (5%) of the outstanding capital stock of the Company on a fully-diluted basis or (ii) at least 800,000 shares of Common Stock (subject to appropriate adjustment for stock splits, reverse stock splits, stock dividends, combinations and other similar recapitalization events) (each, a “Rights Holder”):

(a) as soon as available and, in any event, within one hundred twenty (120) days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company, including therein a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and statements of income and stockholders’ equity and of cash flows of the Company for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all duly certified by independent public accountants of recognized standing acceptable to Rights Holders holding a majority of the Shares held by them;

(b) at least thirty (30) days prior to the commencement of each fiscal year, the Company will prepare and submit to, and obtain in respect thereof the approval of a majority of the members of the Board of Directors, a business plan, including monthly operating budgets, in detail for each fiscal year, monthly operating expenses and profit and loss projections, quarterly cash flow projections and a capital expenditure budget for the fiscal year including itemization of provisions for officers’ compensation and each Subsidiary’s operation; promptly after any revisions to such budget, as approved by the Board of Directors, a copy thereof shall be delivered to each Rights Holder entitled to receive reports under this Section 5.1;

(c) promptly upon receipt thereof, any written report submitted to the Company by independent public accountants in connection with an annual or interim audit of the books of the Company and its Subsidiaries made by such accountants;

(d) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, adversely affecting the Company or its Subsidiaries, any technology or patent rights which it has or they have, or any other assets of the Company or its Subsidiaries or any key employee or officer (in their capacity as such);

(e) promptly after the occurrence thereof and in any event within five (5) business days after it becomes aware of each occurrence, notice of any material adverse change in the business, assets, properties, management, prospects, operations or financial condition of the Company or its Subsidiaries; and

(f) promptly upon becoming available: (i) copies of all financial statements, minutes, reports, press releases, notices, proxy statements and other documents released to the public and copies of all regular and periodic reports, if any, filed by the Company with the Commission or any securities exchange or self-regulatory organization; and (ii) any other financial or other information available to management of the Company that any of the Rights Holders shall have reasonably requested on a timely basis.

Neither the foregoing provisions of this Section 5.1 nor any other provision of this Agreement shall be in limitation of any rights which a Investor may have with respect to the books and records of the Company and its Subsidiaries, or to inspect their properties or discuss their affairs, finances and accounts, under the laws of the jurisdictions in which they are incorporated.

5.2 Inspection And Other Information. Each Rights Holder and such agents, advisors and counsel as such Rights Holder may designate, may, at its expense, visit and inspect any of the properties of the Company and each Subsidiary of the Company, examine the books of account of the Company and each Subsidiary of the Company, take extracts therefrom and discuss the affairs, finances and accounts of the Company and each Subsidiary with its officers and employees and public accountants (and by this provision the Company and each Subsidiary of the Company hereby authorizes said accountants to discuss with such Rights Holder and such persons its finances and accounts), at reasonable times and with reasonable prior notice during normal business hours. All such visits and inspections shall be conducted in a manner which will not unreasonably interfere with the normal business operations of the Company and each Subsidiary of the Company. The Company and each Subsidiary of the Company will furnish to each such Rights Holder such other information as it from time to time may reasonably request.

5.3	Independent Accountants. The Company will retain one of the “big four” U.S. independent public accounting firms.

5.4 Maintenance Of Insurance. The Company and each Subsidiary will maintain insurance (including, without limitation, directors’ and officers’ liability insurance) with financially sound and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates.

5.5 Preservation Of Corporate Existence. The Company and each Subsidiary will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties. The Company and each Subsidiary shall preserve and maintain all licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions or copyrights owned or possessed by it and necessary to the conduct of its business.

5.6 Compliance With Laws. The Company will comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

5.7 New Developments; Employee Agreements. The Company and each Subsidiary will cause all technological developments, patentable or unpatentable inventions, discoveries or improvements by their officers, employees or consultants to be documented in accordance with appropriate professional standards, cause all officers, employees and consultants to execute appropriate patent and copyright assignment agreements to the Company and such Subsidiary, as the case may be, and, where possible and appropriate, cause all officers, employees and consultants to file and execute United States and foreign patent or copyright applications relating to and protecting such developments on behalf of the Company or such Subsidiary. The Company shall diligently seek (i) to have each employee execute a confidentiality and proprietary information agreement and (ii) to obtain (except to the extent already obtained) non-competition agreements from employees determined by the Investors to be key employees in a form reasonably satisfactory to the Investors.

5.8 Indemnification. The Company shall at all times maintain provisions in its By-laws or charter indemnifying all directors against liability and providing for the advancement of expenses to the maximum extent permitted under the laws of the jurisdiction of its incorporation.

5.9 Expenses Of Directors. The Company shall promptly reimburse in full each director of the Company for all of his or her reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors of the Company or any committee thereof or in connection with any special project.

5.10 Prompt Payment Of Taxes, Etc. The Company and each Subsidiary will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company or any Subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company or such Subsidiary shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company and each Subsidiary will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor. The Company and each Subsidiary will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to operations of the Company and each Subsidiary.

5.11 Maintenance Of Properties And Leases. The Company will keep its properties and those of its Subsidiaries in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and the Company and its Subsidiaries will at all times comply with each provision of all leases to which any of them is a party or under which any of them occupies property if the breach of such provision might have a material adverse effect on the condition, financial or otherwise, or operations of the Company or such Subsidiary.

5.12 Availability of Common Stock. The Company will from time to time, in accordance with the laws of the state of its incorporation, increase the authorized amount of Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall be insufficient to permit conversion of the Preferred Stock.

5.13 Tax Treatment. The Company shall not treat the Series E Stock (based on its terms) as “preferred stock” as defined in Treasury Regulation Section 1.305-5(a).

5.14 Convertible Debt. Neither the Company nor any Disregarded Entity shall issue any convertible debt, and no Subsidiary of the Company shall issue any debt that is convertible or exchangeable into stock of the Company or any Disregarded Entity. For purposes of the preceding sentence, a “Disregarded Entity” shall mean (i) a direct Subsidiary of the Company if such Subsidiary is treated as a disregarded entity for U.S. federal income tax purposes, and (ii) an indirect Subsidiary of the Company provided that (a) such Subsidiary is treated as a disregarded entity for U.S. federal income tax purposes and (b) such Subsidiary is owned by an entity treated as a disregarded entity for U.S. federal income tax purposes.

5.15 Bank Holding Company Act. The Company shall take all steps within its reasonable control to ensure that the Company is not deemed or considered a “bank” or a “bank holding company” subject to regulation under the Bank Holding Company Act of 1956, as amended from time to time, or any successor statute thereto (the “BHC Act”), and is not otherwise subject to charter, examination, regulation or supervision under or by the BHC Act, the Federal Reserve, the Office of Thrift Supervision of the U.S. Department of the Treasury, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency of the U.S. Department of the Treasury or any other similar state or federal law, regulation or entity concerning the charter, regulation, examination or supervision of savings institutions, banks and/or banking operations generally.

5.16 Termination Of Affirmative Covenants. The covenants set forth in this Article 5 shall be of no further force or effect upon a Change of Control or the consummation of the Initial Public Offering.

6.	NEGATIVE COVENANTS

Without limiting any other covenants or provisions hereof, the Company covenants and agrees that so long as at least 25% of the originally issued shares of Preferred Stock remain outstanding, or, if later, so long as the Initial Series E Investor continues to hold, directly or indirectly, at least 25% of the shares of Series E Stock outstanding as of the date of the first issuance of the Series E Stock, it will comply with and observe the following negative covenants and provisions, and will cause each Subsidiary to comply with and observe such of the following covenants and provisions as are applicable to such Subsidiary, if and when such Subsidiary exists, and will not, without the written consent or written waiver of the holders of at least a majority of the outstanding shares of Preferred Stock, including a majority of the outstanding shares of Series E Stock, do any of the actions set forth in the following covenants and provisions.

6.1 Grant of Stock-Based Awards. On and after the date of this Agreement, the Company shall not grant any awards based on shares of Common Stock to any Company Employee, on other than (a) up to an aggregate of 3,600,000 shares of Common Stock, pursuant to the Plan or otherwise, which aggregate number of shares includes (i) all shares subject to unexercised options granted under the Plan (which have not yet expired or terminated) as of the date of this Agreement and (ii) all shares subject to stock-based awards that have been previously forfeited, terminated or have expired unexercised, which shares again become available for issuance under new stock-based awards pursuant to the Plan, and (b) such other additional number of shares of Common Stock pursuant to a stock plan approved by the Board of Directors, which approval must include the approval of the Series E Designee.

6.2 Dealings With Affiliates. Except for existing agreements described in Schedule 2.21 to the Purchase Agreement, neither the Company nor any Subsidiary will enter into any transaction or agreement other than indemnification and employment transactions in the ordinary course of the Company’s business with any employee, officer or director or any member of their families, or any corporation or other entity in which any one or more of such persons holds, directly or indirectly, five percent (5%) or more of any class of capital stock, or with any other Affiliate of the Company, unless such agreements or transactions are approved by the disinterested members of the Board of Directors.

6.3 Restrictive Agreements Prohibited. Neither the Company nor any of its Subsidiaries shall become a party to any agreement which by its terms restricts the Company’s performance of this Agreement, provided, however, that nothing in this Section 6.3 shall prohibit any amendment of or waiver of any provision of this Agreement, if such amendment or waiver is in accordance with the applicable provisions of this Agreement and other applicable law.

6.4 Termination Of Negative Covenants. The covenants set forth in this Article 6 shall be of no further force or effect upon a Change of Control or the consummation of the Initial Public Offering.

7.	MISCELLANEOUS

7.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:	Higher One Holdings, Inc. 25 Science Park New Haven, CT 06511 Fax: (203) 776-7796 Attn: Mark Volchek

With a copy to:	Wiggin and Dana LLP
265 Church Street
New Haven, CT 06510-7001 Fax: (203) 782-2889 Attn: Frank Marco, Esq.

If to a Common Stockholder:	To its address set forth on Exhibit A, A-1 or A-2.

If to an Investor:	To its address set forth on Exhibit B, Exhibit C, Exhibit D, Exhibit E or Exhibit F.

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

7.2 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including without limitation the Original Investor Agreement. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

7.3 Modifications and Amendments. This Agreement may not be terminated, amended or modified, and no provision hereof may be waived, without the written consent of (a) the Company, (b) the holders of at least a majority of all outstanding shares of Preferred Stock (calculated on an “as converted” basis, together with any shares of Common Stock issued upon conversion thereof), (c) the holders of a majority of all outstanding Common Stock, and (d) without limiting the provisions of clause (b) immediately preceding, the holders of at least sixty-seven percent (67%) of all outstanding shares of Series E Stock (calculated on an “as converted” basis); provided that no amendment or modification shall be enforceable against any party that does not consent to such amendment unless such amendment or modification treats all similarly situated Stockholders (with respect to the right or obligation involved) the same; provided further that a Stockholder may waive his, her or its percentage maintenance right under Section 2 hereof individually and without reference to the foregoing. Any waiver or consent hereunder shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

7.4 Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement, except indemnities pursuant to Article 3 hereof. Except as expressly provided herein to the contrary, the Investors shall not have the right to assign any or all of their respective rights hereunder. Without limiting any provision hereinabove set forth, it shall be a condition to the assignment, transfer or other disposition of any Shares that the transferee assume the obligations of the transferor under Article IV of this Agreement (except in the case of any transferee in a transaction registered under the Securities Act or exempt from registration pursuant to the provisions of Rule 144 thereunder).

7.5 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New York, without giving effect to the conflict of law principles thereof.

7.6 Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of New York or of the United States of America for the District of New York. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 7.1 hereof.

7.7 Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

7.8 Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

7.9 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

7.10 Enforcement. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other parties were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other party and to enforce specifically the terms and provisions hereof in any federal or state court to which the parties have agreed hereunder to submit to jurisdiction.

7.11 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing among the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

7.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile delivery of an executed counterpart shall be valid and binding for all purposes.

7.13 Additional Parties. The parties acknowledge and agree that, in the event any party shall be added to Annex 1 to the Purchase Agreement in the manner set forth thereunder, such party shall join this Agreement by execution and delivery of a counterpart hereof, and pertinent information with respect thereto shall be added to Exhibit G, and such party shall thereby for all purposes become a Series E Investor hereunder.

7.14 Investor Proceedings against the Company. In the event that any Investor or group of Investors commences any claim, action, suit or other proceeding against the Company (“Investor Action”) and obtains a monetary judgment against the Company (“Investor Award”), each Investor agrees that any funds received in connection with such Investor award shall be paid to Investors in accordance with their liquidation priorities as set forth in the Certificate of Incorporation of the Company, without regard to whether an Investor was a party to the Investor action. Any Investor that receives funds as a result of an Investor Award who is not entitled to retain such funds pursuant to the preceding sentence shall pay over such funds to the Investor holding the greatest number of shares of capital stock of the Company with the most senior liquidation preference. Such Investor shall distribute any such funds to other Investors to give effect to the first sentence of this Section 7.14. Notwithstanding the foregoing, this Section 7.14 shall not apply to any Investor Action arising out of a commercial relationship between an Investor and the Company unrelated to such Investor’s status as an Investor.

[signature page follows]

[signature page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

HIGHER ONE HOLDINGS, INC.

By:
Name:	Dean Hatton
Title:	President and Chief Executive Officer

FOUNDERS:

Mark Volchek

Sean Glass

Miles Lasater

SACHEM VENTURES

By:
Name:
Title:

Dean Hatton (individually)

Kevin Jones

Counterpart Signature Pages Begin on Next Page

Counterpart Signature Page For Series A Investors

The undersigned hereby agrees to become a party to that certain Investor Rights Agreement dated as of August [    ], 2008 (the “Agreement”) among Higher One Holdings, Inc., a Delaware corporation (the “Company”), and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement as a “Series A Investor” and the shares of Series A Stock owned by the undersigned shall be deemed to be “Shares” for all purposes of the Agreement.

Printed Name of Investor

Signature of Investor

Name:

Title:

Date:

Counterpart Signature Page For Series B Investors

The undersigned hereby agrees to become a party to that certain Investor Rights Agreement dated as of August [    ], 2008 (the “Agreement”) among Higher One Holdings, Inc., a Delaware corporation (the “Company”), and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement as a “Series B Investor” and the shares of Series B Stock owned by the undersigned shall be deemed to be “Shares” for all purposes of the Agreement.

Printed Name of Investor

Signature of Investor

Name:

Title:

Date:

Counterpart Signature Page For Series C Investors

The undersigned hereby agrees to become a party to that certain Investor Rights Agreement dated as of August [    ], 2008 (the “Agreement”) among Higher One Holdings, Inc., a Delaware corporation (the “Company”), and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement as a “Series C Investor” and the shares of Series C Stock owned by the undersigned shall be deemed to be “Shares” for all purposes of the Agreement.

Printed Name of Investor

Signature of Investor

Name:

Title:

Date:

Counterpart Signature Page For Series C-1 Investors

The undersigned hereby agrees to become a party to that certain Investor Rights Agreement dated as of August [    ], 2008 (the “Agreement”) among Higher One Holdings, Inc., a Delaware corporation (the “Company”), and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement as a “Series C-1 Investor” and the shares of Series C-1 Stock owned by the undersigned shall be deemed to be “Shares” for all purposes of the Agreement.

Printed Name of Investor

Signature of Investor

Name:

Title:

Date:

Counterpart Signature Page For Series D Investors

The undersigned hereby agrees to become a party to that certain Investor Rights Agreement dated as of August [    ], 2008 (the “Agreement”) among Higher One Holdings, Inc., a Delaware corporation (the “Company”), and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement as a “Series D Investor” and the shares of Series D Stock owned by the undersigned shall be deemed to be “Shares” for all purposes of the Agreement.

Printed Name of Investor

Signature of Investor

Name:

Title:

Date:

Counterpart Signature Page For Series E Investors

The undersigned hereby agrees to become a party to that certain Investor Rights Agreement dated as of August [    ], 2008 (the “Agreement”) among Higher One Holdings, Inc., a Delaware corporation (the “Company”), and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement as a “Series E Investor” and the shares of Series E Stock owned by the undersigned shall be deemed to be “Shares” for all purposes of the Agreement.

Printed Name of Investor

Signature of Investor

Name:

Title:

Date:

EXHIBIT A

FOUNDERS

Name and Address

Mark Volchek

[Address]

Sean Glass

[Address]

Miles Lasater

[Address]

Logan Lindsell

[Address]

EXHIBIT A-1

Sachem Ventures

Sachem Ventures LLC

[Address]

EXHIBIT A-2

Name and Address

Kevin Jones

[Address]

Dean Hatton

[Address]

EXHIBIT B

SERIES A INVESTORS

Initial closing

Name and Address

Ike and Judith Lasater

[Address]

Peter S. A. Glass

[Address]

John E. Mullen, III

[Address]

Jerome Capital, LLC

Halley S. Faust, M.D

[Address]

124 Court LLC

Francis Moelinia

[Address]

Corcyra One Limited Partnership

Robert Camp

[Address]

Studentech Venture Fund

c/o Silicon Ivy Ventures

[Address]

EXHIBIT B (continued)

Second closing

Name and Address

Ike and Judith Lasater

[Address]

Nathaniel D. Woodson

[Address]

Club Circle Partners

Henry E. Fuldner, Managing Partner

[Address]

Frederick Frank

and Mary C. Tanner

[Address]

EXHIBIT C

SERIES B INVESTORS

Name and Address

Nathaniel D. Woodson

[Address]

Ike and Judith Lasater

[Address]

Peter S. A. Glass

[Address]

Club Circle Partners

Henry E. Fuldner, Managing

Partner

[Address]

Frederick Frank

and Mary C. Tanner

[Address]

Jerome Capital, LLC

Halley S. Faust, M.D

[Address]

124 Court LLC

Francis Moelinia

[Address]

Corcyra One Limited

Partnership Robert Camp

[Address]

GML Investment Partnership

[Address]

David Cohen

Standard Oil

[Address]

JTS Family LP 18

[Address]

Don Cooper

[Address]

Bill Downes (IRA)

IRA Rollover Bear

Stearns Securities Corp.

Custodian

[Address]

Bill and Laura Downes

[Address]

Tyler Cooper and Alcorn

[Address]

Chris Getman

Soundview Capital Management

[Address]

Catalyst Partners LLC

[Address]

Kurt Berky

[Address]

Robert Fiscus

[Address]

Walter Hincksfoot, Jr.

[Address]

EXHIBIT D

SERIES C INVESTORS

Name and Address

Hanseatic Americas Inc.

[Address]

Club Circle Partners

[Address]

Catalyst Partners LLC

[Address]

David Cohen

Standard Oil

[Address]

Paul Settelmeyer

[Address]

Kurt Berky

[Address]

Robert Fiscus

[Address]

Ronald Katz

[Address]

David Holbrook

[Address]

Patrick Connolly

[Address]

Alan Feldman

[Address]

Laura B. Downes

IRA Rollover Bear

Stearns Securities Corp.

Custodian

[Address]

Peter Glass

[Address]

124 Court LLC

Francis Moelinia

[Address]

GML Investment Partners

[Address]

Chris Getman

Soundview Capital Management

[Address]

Lance Sauertag

BLS Strategic Capital, Inc.

[Address]

Windcrest Partners

[Address]

East Point Partners

[Address]

Amer Rehman

[Address]

David R. and Pamela A. Field Trust

[Address]

James A. Jorasch

[Address]

EXHIBIT E

SERIES C-1 INVESTORS

Name and Address

North Hill Ventures II, L.P.

[Address]

Hanseatic Americas Inc.

[Address]

Webster Financial Corporation

[Address]

Jerome Capital, LLC

Halley S. Faust, M.D

[Address]

Club Circle Partners

[Address]

EXHIBIT F

SERIES D INVESTORS

Name and Address

Inter-Atlantic Fund, L.P.

c/o Inter-Atlantic Group

[Address]

Hanseatic Americas Inc.

[Address]

Club Circle Partners

[Address]

Jerome Capital, LLC

Halley S. Faust, M.D

[Address]

GML Investment Partners

[Address]

Nathaniel D. Woodson

[Address]

Michael Palitz

[Address]

Carl E. Hanes, Jr.

[Address]

EXHIBIT G

SERIES E INVESTORS

Name and Address

Bulldog One, LLC

c/o Lightyear Capital, LLC

[Address]

Lightyear Co-Invest Partnership II, L.P.

c/o Lightyear Capital, LLC

[Address]

Exhibit C

FORM OF OPINION OF COUNSEL

[Wiggin and Dana header]

August 26, 2008

Bulldog One, LLC

Re:	Higher One Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel to Higher One Holdings, Inc., a Delaware corporation (the “Corporation”), in connection with the execution and delivery of the Series E Preferred Stock Purchase Agreement by and among the Corporation, Bulldog One, LLC, a Delaware limited liability company (the “Purchaser”) and Higher One, Inc., dated as of July 23, 2008 (the “Purchase Agreement”). This opinion is furnished to you pursuant to Section 6.1 of the Purchase Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

In connection with the opinions expressed herein, we have examined, are familiar with and, to the extent we have deemed appropriate, have relied upon the following:

(i) The Purchase Agreement;

(ii) The Schedules attached to the Purchase Agreement (the “Disclosure Schedules”);

(iii) The Amended and Restated Investor Rights Agreement, dated as of the date hereof, by and among the Corporation and certain stockholders of the Corporation (the “Investor Rights Agreement”);

(iv) The Certificate of Incorporation of the Corporation, as amended and restated (the “Restated Charter”);

(v) A Certificate of Good Standing of the Corporation issued by the Secretary of State of the State of Delaware on August 25, 2008;

(vi) A Certificate of Legal Existence of the Corporation issued by the Secretary of State of the State of Connecticut on August 25, 2008;

(vii) A Certificate of the Secretary of the Corporation described in Section 6.3 of the Purchase Agreement; and

(viii) A Certificate of an executive officer of the Corporation described in Section 6.2 of the Purchase Agreement.

We have also examined such other documents, agreements and records and made such investigations and such examinations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein. As to any facts material to this opinion, we have relied upon the corporate records of the Corporation described above, certifications, statements and representations of officers and other representatives of the Corporation, certificates of public officials and the representations, warranties and covenants of the Corporation and the Purchaser set forth in the Purchase Agreement, and are assuming that such certifications, representations, warranties and covenants were when made, and are on the date hereof, true and complete. In rendering this opinion, we have assumed that no party will exercise, waive or modify any right or remedy except in a commercially reasonable manner and in good faith.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies, which facts we have not independently verified. We have further assumed without any independent investigation (i) the due organization and valid existence of each party other than the Corporation, (ii) the full power and authority of each party other than the Corporation to execute, deliver and perform each document heretofore, or hereafter to be, executed and delivered or to be done by such party, (iii) the due authorization, execution and delivery by each party other than the Corporation of each document heretofore, or hereafter to be, executed and delivered by such party and (iv) the legality, validity, binding effect and enforceability as to each party other than the Corporation of each document heretofore, or hereafter to be, executed and delivered and of each other act heretofore, or hereafter to be, done by such party.

Our opinions as to the enforceability of the Principal Documents are subject to the further qualifications and limitations that (a) such enforceability may be (i) limited by bankruptcy, insolvency (including, without limitation, fraudulent conveyance and fraudulent transfer), liquidation, probate, conservatorship, reorganization, moratorium and other similar laws from time to time in effect relating to or affecting creditors’ rights generally or the collection of debtors’ obligations generally and (ii) limited by general equitable principles, including, without limitation, the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in an action, suit or proceeding in equity or at law) and (b) we express no opinion as to the enforceability of (i) any provision contained in any of the Principal Documents providing for rights of indemnity and/or contribution to a party against liability for its own wrongful or negligent acts, or where or to the extent such indemnity and/or contribution is contrary to public policy, or (ii) any provision contained in any of the Principal Documents purporting to waive (or having the effect of waiving) any rights under the constitution or laws of the United States of America or any state. We express no opinion regarding state securities or “blue sky” laws, or, except as set forth below, regarding federal securities laws, including, in each case, any anti-fraud statutes, rules or regulations of the United States of America or any other jurisdiction.

No opinion is expressed herein with respect to the laws of any jurisdiction except (i) the federal laws of the United States of America, (ii) the internal law of the State of Connecticut as applied by courts located in Connecticut and (iii) the General Corporation Law of the State of Delaware (the “DGCL”). Accordingly, to the extent that any laws other than the foregoing govern any of the matters as to which we express an opinion below, we have assumed for the purposes of this opinion, with your permission and without independent investigation, that the laws of such jurisdiction are the same as the state laws of the State of Connecticut, and we express no opinion as to whether such assumption is reasonable or correct. No opinion is given herein as to the choice of law or the internal substantive rules of law which any tribunal may apply to the transactions referred to herein.

We call your attention specifically to the fact that we are not admitted to practice in the State of Delaware. We have not consulted with counsel admitted to practice law in the State of Delaware. We have based our opinion with respect to good standing of Corporation under the DGCL solely on our examination of appropriate certificates from officers or officials of the State of Delaware. With respect to applicable statutory provisions of the DGCL, we have relied on standard compilations of such law available to us.

Based upon the foregoing and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Corporation is a corporation duly incorporated, validly existing and in good standing under the DGCL and is duly qualified as a foreign corporation to transact business in the State of Connecticut. The Corporation has the corporate power and authority to own and hold its properties and to carry on its business as currently conducted and as proposed to be conducted.

2. The Corporation has the requisite corporate power and authority to execute and deliver the Principal Documents and to issue, sell and deliver the Senior Shares.

3. The Principal Documents have been duly authorized, executed and delivered and constitute the legal, valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with its terms.

4. The execution and delivery of the Principal Documents, the performance by the Corporation of its obligations thereunder, the issuance, sale and delivery of the Senior Shares and, upon conversion thereof, the issuance and delivery of the Conversion Shares, will not violate (a) the Restated Charter or the By-Laws, (b) the federal laws of the United States of America, the laws of the State of Connecticut or the provisions of the DGCL, (c) to our knowledge, any writ, judgment, injunction, decree, determination, award or other order of any court or government or governmental agency or instrumentality, domestic or foreign, binding upon the Corporation, or (d) to our knowledge, conflict with or result in any breach of any of the terms of, or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which the Corporation is a party or by which the Corporation or any of its properties or assets is bound.

5. Upon the filing of the Restated Charter, the authorized capital stock of the Corporation will consist of (a) 30,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of which, to our knowledge, 4,783,677 shares are validly issued and outstanding, and (b) 20,000,000 shares of Preferred Stock, par value $0.001 per share, of which (i) 1,012,314 shares are designated as Series A Convertible Preferred Stock and, to our knowledge, 1,012,314 shares thereof are issued and outstanding, (ii) 1,622,078 shares are designated as Series B Convertible Preferred Stock and, to our knowledge, 1,622,078 shares thereof are issued and outstanding, (iii) 4,315,216 shares are designated as Series C Convertible Preferred Stock and, to our knowledge, 4,276,216 shares thereof are issued and outstanding, (iv) 3,250,000 shares are designated as Series C-1 Convertible Preferred Stock and, to our knowledge, 3,249,795 shares thereof are issued and outstanding, (v) 3,999,999 shares are designated as Series D Convertible Preferred Stock, 3,994,886 shares thereof are issued and outstanding and (vi) 5,454,545 shares are designated as Senior Preferred Stock, none of which are issued and outstanding. To our knowledge, no other shares of capital stock of the Corporation are issued and outstanding, and all of the issued and outstanding shares of the Common Stock and Preferred Stock are fully paid and non-assessable. To our knowledge, no shares of Preferred Stock or Common Stock are held as treasury stock. To our knowledge, except as identified in the Purchase Agreement or the Disclosure Schedules thereto, there are no subscriptions, warrants, options, calls, commitments by, or agreements to which the Corporation is bound relating to the issuance of any shares of Preferred Stock or Common Stock. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class or series of authorized capital stock of the Corporation are as set forth in the Restated Charter and the Principal Documents and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable in accordance with the DGCL.

6. The Senior Shares have been duly authorized. The Conversion Shares have been duly authorized and reserved for issuance upon conversion of the Senior Shares. The issuance, sale and delivery of the Senior Shares by the Corporation to the Purchaser in accordance with the Purchase Agreement have been duly authorized by all necessary corporate action on the part of the Corporation. The Senior Shares, when issued, sold and delivered against payment therefor in accordance with the provisions of the Purchase Agreement, and the Conversion Shares, when issued upon conversion of the Senior Shares, will be duly and validly issued, fully paid and non-assessable.

7. Assuming the accuracy of the representations of the Purchaser set forth in Article IV of the Purchase Agreement, no registration or filing with, and no consent or approval of, or other action by any federal agency or instrumentality is or will be necessary for the valid issuance, sale and delivery of the Senior Shares, other than (i) filings pursuant to applicable federal and state securities laws and (ii) the filing of the Restated Charter with the Secretary of State of the State of Delaware (all of which filings, other than those which may be made after the Closing, have been made by the Corporation).

8. Except as set forth in the Purchase Agreement and the Disclosure Schedules, to our knowledge, (a) there is no action, suit, claim, proceeding or investigation pending or threatened against the Corporation, at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and (b) the Corporation is not in default with respect to any order, writ, injunction or decree known to us of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

All opinions expressed herein which refer to “our knowledge” are based upon the current actual knowledge of the lawyers within the firm who have devoted substantive attention to the transaction contemplated in the Principal Documents, and we have made no independent investigation of such matters. Specifically, but without limitation, we have not searched the dockets of any courts and we have made no inquiries of securities holders or employees of the Corporation.

We express no opinion as to any matter other than as expressly set forth above, and no other opinion is intended to be implied or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation hereby and disclaim any obligation to advise you of any change after the date hereof pertaining to any matter referred to herein. The opinions expressed herein are solely for your benefit in connection with the transactions contemplated by the Purchase Agreement and may not, without our prior written consent, be relied on in any manner or for any purpose by any other person and may not be used, reproduced, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

WIGGIN AND DANA LLP

Exhibit D

NON-DISCLOSURE AGREEMENT

HIGHER ONE INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

I recognize that Higher One, a Delaware corporation, is engaged in a continuous program of research, development, experimentation and production respecting its business, present and future.

I understand that:

As part of my employment by the Company I am expected to make new contributions and inventions of value to the Company.

My employment creates a relationship of confidence and trust between me and the Company with respect to any information which is applicable to the business of the Company or applicable to the business of any client or customer of the Company, which may be made known to me by the Company or by any client or customer of the Company, or learned by me during the period of my employment.

The Company currently possesses and in the future will possess information that has been, or will be, created, discovered or developed, or has become or will become otherwise known to the Company (including, without limitation, information created, discovered, developed or made known by or to me during the period of or arising out of my employment by the Company), and/or in which property rights have been or will be assigned or otherwise conveyed to the Company, which information has or will have actual or potential economic value in the business in which the Company is engaged. All of the aforementioned information is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes (a) trade secrets, inventions, ideas, processes, formulae, data, know-how, source and object codes, programs, other works of authorship, improvements, techniques, discoveries, developments and designs (hereinafter collectively referred to as “Inventions”) and (b) information regarding plans for research, development, new products or product improvements, marketing and selling, business plans, strategies, budgets, unpublished financial statements, forecasts, licenses, prices and costs, suppliers, customers and information regarding the skills, identity or compensation of other employees of the Company.

As used herein, the period of my employment includes any time in which I may be retained by the Company as a consultant.

I represent and warrant that I have terminated employment with all prior employers and that my employment with the Company, and the use of any skills and knowledge that I may have by the Company, are not in violation of the terms of any contract that I am a party to or any other applicable provision of the law.

In consideration of my employment and any compensation I receive from the Company from time to time, I hereby agree as follows:

(a)

All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all Proprietary Information. At all times, both during my employment by the Company and after its termination, I will not acquire any Proprietary Information by improper means, I will keep in confidence and trust all Proprietary Information which I may acquire, and I will not use or disclose any such Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company.

(b)	I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or activity other than for the Company.

(c)	In the event of the termination of my employment by me or by the Company for any reason, I will deliver to the Company all documents and data of any nature pertaining to my work with the Company and I will not take with me any documents or data of any description or any reproduction of any description containing or pertaining to any Proprietary Information.

I agree that for a period of two (2) years following termination of my employment with the Company, I will not solicit employees of the Company to leave its employ. I further agree that during such two (2) year period I will neither offer, nor cause to be offered, employment to any person who was employed by the Company at any time during the six (6) months prior to the termination of my employment with the Company.

I further agree that for the period of my employment by the Company and for a period of one (1) year thereafter, I will neither solicit, nor cause to be solicited, the business of any clients or customers of the Company, other than on behalf of the Company, with respect to any line of business currently engaged in by the Company (or planned to be engaged in by the Company during my period of employment) by the Company, whether now existing or hereafter established, and at no time shall I use any Proprietary Information in connection with any such solicitation.

(d)	I will promptly disclose to the Company, or any persons designated by the Company, all Inventions, whether or not patentable or copyrightable, made, conceived, reduced to practice, developed, originated or learned by me, either alone or jointly with others, either:

(i) during the period of my employment which are directly or indirectly related to or useful in the business or industry of the Company or the research or development of the Company, or result from tasks assigned to me by the Company or are otherwise within the scope of my responsibilities with the Company, or result from use of facilities, equipment, supplies or premises owned, leased or contracted for by the Company or use or knowledge of Proprietary Information; or

(ii) within six (6) months after termination of my employment which are directly or indirectly conceived as a result of, or are suggested or attributable to, work done by me during such employment or result from use or knowledge of Proprietary Information.

5. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

6. I agree that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all Inventions. I further agree as to all Inventions to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights, trademarks and other rights and protections relating to the Inventions in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents, copyrights, trademarks, and other rights and protections and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing patents, copyrights, trademarks and other rights and protections relating to the Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s request on such assistance. In the event the Company is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, for any reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact to act for and on my behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

7. As a matter of record I have identified on Exhibit A attached hereto all Inventions relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company which I desire to remove from the operation of this Agreement; and I represent that such list is complete. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions on Exhibit A but I must inform the Company that all such Inventions have not been listed for that reason. If there is no such list on Exhibit A and I have not otherwise informed the Company in accordance with the preceding sentence, I represent that I have made no such Inventions at the time of signing this Agreement.

8. I represent that my performance of all terms of this Agreement and of my duties and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

9. I understand that as part of the consideration for the offer of employment extended to me by the Company and of my employment or continued employment by the Company, I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company (a) any materials, documents or proprietary information of a former employer which are not generally available to the public, unless I have obtained written authorization from the former employer for their possession and use, or (b) any proprietary information which I know or should have known has been acquired by improper means, or otherwise misappropriated from another person.

Accordingly, this is to advise the Company that the only material or documents of a former employer which are not generally available to the public that I have brought or will bring to the Company or have used or will use in my employment are identified on Exhibit A attached hereto, and, as to each such item, I represent that I have obtained prior to the effective date of my employment with the Company written authorization for their possession and use in my employment with the Company.

I also understand that, in my employment with the Company, I am not to breach any obligation of confidentiality that I have to former employers, and I agree that I shall fulfill all such obligations during my employment with the Company.

10. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

11. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns, provided that this Agreement may not be assigned by me.

12. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete there from the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. This Agreement does not limit any duties, responsibilities or obligations which I may have, or any rights of the Company, under applicable law.

13. This Agreement shall be effective as of the first day of my employment by the Company. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

14. This Agreement shall be governed by and construed in accordance with the law of the State of Connecticut, without regard to its choice-of-law provisions.

15. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

16. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

17. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.

Witness:	Employee:

Date:	Date:

Exhibit E

VCOC LETTER

HIGHER ONE HOLDINGS, INC.

25 SCIENCE PARK

NEW HAVEN, CONNECTICUT 06511

August 26th, 2008

The Lightyear Fund II, L.P.

375 Park Avenue

New York, New York 10152

Dear Sir/Madam:

Reference is made to the Series E Preferred Stock Purchase Agreement by and among Higher One Holdings, Inc. (the “Company”), Bulldog One, LLC (the “Purchaser”), a Delaware limited liability company and a wholly-owned subsidiary of Lightyear Fund II, L.P. (the “VCOC Investor”) and Higher One, Inc, dated July 23, 2008 (the “Purchase Agreement”), pursuant to which the Purchaser has agreed to purchase from the Company shares of Series E Convertible Participating Preferred Stock, $0.001 par value, of the Company (the “Senior Shares”).

The Company hereby agrees that for so long as the VCOC Investor, directly or through one or more subsidiaries, continues to hold any Senior Shares (or other securities of the Company into which such Senior Shares may be converted or for which such Senior Shares may be exchanged), without limitation or prejudice to any of the rights provided to the Purchaser under the Purchase Agreement or the Amended and Restated Investor Rights Agreement (the “Investor Rights Agreement”) dated as of the date hereof by and among the Company, the Purchaser and the other signatories thereto, the Company shall:

•	Provide the VCOC Investor or its designated representative with the inspection and information rights set forth in Section 5.2 of the Investor Rights Agreement;

•

At any time the VCOC Investor does not have a written contractual agreement with the Company under the Investor Rights Agreement which entitles the VCOC Investor to unilaterally appoint at least one member to the board of directors of the Company (the “Board of Directors”), make appropriate officers and directors of the Company, and its subsidiaries, available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its subsidiaries and in the event the officers or directors of the Company are required to make themselves so available, the VCOC Investor will reimburse the Company for all out of pocket expenses related thereto;

•

At any time the VCOC Investor does not have a written contractual agreement with the Company under the Investor Rights Agreement which entitles the VCOC Investor to unilaterally appoint at least one member to the Board of Directors, to the extent consistent with applicable law (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform the VCOC Investor or its designated representative in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the governing documents of the Company or any of its subsidiaries, and to provide the VCOC Investor or its designated representative with the right to consult with the Company and its subsidiaries with respect to such actions;

•

At any time the VCOC Investor does not have a written contractual agreement with the Company under the Investor Rights Agreement which entitles the VCOC Investor to unilaterally appoint at least one member to the Board of Directors, give the VCOC Investor the right to designate one non-voting board observer who will be entitled to attend all meetings of the Company’s Board of Directors, participate in all deliberations of the Board and receive copies of all materials provided to the Board, provided that such observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board; and

•

Provide the VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor’s counsel may determine in good faith to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Company as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulation”).

Notwithstanding the foregoing, the Company shall not be required under this agreement to provide access to attorney-client privileged communications or other information of a highly confidential and sensitive nature as necessary to protect any material attorney-client privilege of the Company or to preserve the confidentiality of the Company’s trade secrets. The Company acknowledges and agrees that the preceding sentence is not intended to prevent the VCOC Investor from obtaining information necessary for the VCOC Investor to “substantially participate in, or substantially influence the conduct of, the management” of the Company within the meaning of the Plan Asset Regulation.

The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that the VCOC Investor shall use its reasonable best efforts to (a) notify the Company in advance of such required disclosure and (b) minimize the extent of any such required disclosure.

In the event the VCOC Investor transfers all or any portion of its investment in the Company to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights with respect to the Company afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

The VCOC Investor hereby agrees that at such time as (i) the VCOC Investor is no longer intended to qualify as a “venture capital operating company” (a “VCOC”) within the meaning of the Plan Asset Regulation or (ii) the VCOC Investor has acquired sufficient additional “venture capital investments” (within the meaning of Section 2510.3-101(d)(3)(i) of the Plan Asset Regulation) such that Lightyear Fund II GP, L.P. (the “General Partner”). reasonably determines that the extinguishment of the management rights set forth in this agreement will not adversely affect the VCOC Investor’s ability to qualify as a VCOC, then the General Partner shall deliver written notice to the Company that the VCOC Investor no longer needs the rights set forth in this letter agreement. The VCOC Investor further agrees that upon the delivery of such written notice to the Company, the rights under this letter agreement shall no longer be of any force or effect. At the request of the Company in connection with a firm commitment underwritten offering of the Company’s securities to the general public or another material transaction to which the Company is a party, the General Partner shall determine in good faith whether either or both of clauses (i) or (ii) apply and shall provide the Company with written notice of such determination within ten (10) business days of such request.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

HIGHER ONE HOLDINGS, INC.

By:
Name:
Title:

Agreed and acknowledged as of the date first above written:

THE LIGHTYEAR FUND II, L.P.

By:

By:
Name:
Title:

[Signature Page – VCOC Letter – SPA]

Exhibit F

NOTICE TO CLOSE

[                ], 2008

Bulldog One, LLC

c/o Lightyear Capital, LLC

375 Park Avenue

New York, New York 10152

Attention: Stewart K.P. Gross

Fax No.: (212) 328-0516

Caroline B. Gottschalk, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Fax No.: (212) 455-2502

Re:	Higher One Holdings, Inc. Series E Financing

Dear Mr. Gross:

In accordance with Section 5.1 of the Series E Preferred Stock Purchase Agreement (the “Purchase Agreement”) dated as of July 23, 2008, by and among Higher One Holdings, Inc. (the “Corporation”), Higher One, Inc. and Bulldog One, LLC (the “Purchaser”), the Corporation hereby (a) elects to consummate the transactions contemplated under the Purchase Agreement, (b) certifies that all of the conditions (except those conditions that are to be satisfied at Closing) set forth in Section 6 and Section 7 of the Purchase Agreement have been satisfied or waived and (c) fixes the aggregate number of Senior Shares (as such term is defined in the Purchase Agreement) to be purchased by the Purchaser at [                        ] for an aggregate purchase price of [                 ($                )]. The Closing (as such term is defined in the Purchase Agreement) shall be held at the principal offices of the Corporation on [                ], 2008.2

Sincerely,

HIGHER ONE HOLDINGS, INC.

By
Name:	Dean Hatton
Title:	President and Chief Executive Officer

[2]	A date that is five (5) Business Days after the date of the Notice to Close.